       As filed with the Securities and Exchange Commission on May 1, 2000
                                                      Registration No. 333-88909


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           EPOCH PHARMACEUTICALS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)



       DELAWARE                                   2834                      91-1311592
(STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)             CODE NUMBER)            IDENTIFICATION NUMBER)



           12277 134th Court NE, Suite 110, Redmond, Washington 98052
                                 (425) 821-7535
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)



           12277 134th Court NE, Suite 110, Redmond, Washington 98052
                                 (425) 821-7535
                    (ADDRESS OF PRINCIPAL PLACE OF BUSINESS)



                   Fred Craves, Ph.D., Chief Executive Officer
           12277 134th Court NE, Suite 110, Redmond, Washington 98052
                                 (425) 821-7535
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                                   COPIES TO:

                             C. CRAIG CARLSON, ESQ.
                             LAWRENCE B. COHN, ESQ.
                         STRADLING YOCCA CARLSON & RAUTH
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.


   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]


=========================================================================================================
                                    CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF         PROPOSED MAXIMUM     PROPOSED MAXIMUM     AGGREGATE      AMOUNT OF
          SECURITIES                 AMOUNT TO BE          AGGREGATE         OFFERING      REGISTRATION
       TO BE REGISTERED             REGISTERED(1)       OFFERING PRICE(2)      PRICE          FEE(3)
---------------------------------------------------------------------------------------------------------
 Common stock, par value: $.01
     per share                     7,039,560 shares          $7.50          $52,796,700      $13,939
=========================================================================================================



(1) We originally registered for resale by security holders 10,428,365 shares of common stock under Registration No. 333-12601 on Form SB-2 and 1,268,258 shares of common stock under Registration No. 333-21353 on Form SB-2. Pursuant to Rule 429, the prospectus included as part of this Registration Statement also relates to the resale of these previously registered shares. Epoch has previously paid registration fees of $3,796.47 with respect to these shares.



(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(C), using the average of the high and low bid price for the common stock on the OTC Bulletin, on April 27, 2000, which was approximately $7.50 per share.



(3) We previously paid registration fees of $1,660.52 for the registration of 3,472,738 shares when this registration statement was first filed on October 13, 1999. Fees totalling $12,278 are being paid at the time of the filing of this amendment.

                                TABLE OF CONTENTS






                                                                                          PAGE
                                                                                          ----
Prospectus Summary...........................................................................1
The Offering.................................................................................2
Risk Factors.................................................................................3
Summary Financial Information................................................................6
Use Of Proceeds..............................................................................7
Price Range of Common Stock..................................................................8
Capitalization...............................................................................9
Dividend Policy..............................................................................9
Selected Financial Data.....................................................................10
Management's Discussion and Analysis of Financial Condition
    and Results of Operations...............................................................11
Business....................................................................................15
Management..................................................................................23
Certain Relationships and Related Transactions..............................................27
Principal Stockholders......................................................................28
Description of Capital Stock................................................................30
Selling Stockholders........................................................................33
Plan of Distribution........................................................................35
Legal Matters...............................................................................35
Experts.....................................................................................35
Index to Financial Statements................................................................F




        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of April 17, 2000.

PROSPECTUS


                           EPOCH PHARMACEUTICALS, INC.


                             Shares of Common Stock




        The stockholders listed in this prospectus under the section entitled "Selling Stockholders" may offer and sell a total of 10,057,316 shares of common stock, which they own or have the right to acquire from time to time. The shares of common stock included in this offering include 1,524,348 shares issuable upon the exercise of warrants.


                               ------------------


        We will not receive any proceeds from the selling stockholders' sale of the shares of common stock. However, some of the common stock which may be sold under this prospectus will require the selling stockholder to first exercise warrants. We would receive the proceeds from the exercise of any warrants.


                               ------------------


        Our common stock is currently traded on the OTC Bulletin Board under the symbol "EPPH". We have applied for listing on the Nasdaq National Market but that application is still pending.


                               ------------------


        INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


                               ------------------


        Neither The Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                               ------------------


        In this prospectus, the "company," the "registrant," "Epoch," "we," "us" and "our" refer to Epoch Pharmaceuticals, Inc.


                               ------------------


                 The date of this prospectus is May __, 2000.

                               PROSPECTUS SUMMARY


        This summary highlights information, including the financial statements and related notes, contained elsewhere in this prospectus, and may exclude information that you should consider before investing in the common stock offered in this prospectus. You should read the entire prospectus carefully.


BUSINESS OF EPOCH PHARMACEUTICALS, INC.


        Epoch Pharmaceuticals, Inc. develops and intends to commercialize unique, proprietary technologies to enhance the study of genes. Epoch scientists are applying their expertise in nucleic acid chemistry to develop products that improve current methods of studying the genetic sequence (genomes) of humans, animals and plants. Our technology is based on our expertise in DNA chemistry, which allows us to design, synthesize and modify oligonucleotides (synthetic DNA strands) that more selectively bind to and interact with their target genes. Using our DNA technology, Epoch is developing molecular tools and reagents for improved genetic sequence analysis.



        Previously, we discovered that the compounds and techniques we were developing for our therapeutic program in gene modification could be adapted to several genetic analysis systems currently in use or being developed by others. Our technology has broad application potential in the developing fields of molecular diagnostics and genomics, including the detection of infectious diseases, inheritable diseases through prenatal testing, screening populations to identify genetic markers that correlate with disease risk or drug response, as well as any other genetic analysis based on DNA sequence determination.



        Our technologies are compatible with many methods and formats used to perform genetic analysis.



        In January 1999, we licensed some of our enabling genetic analysis technology to the PE Biosystems Division of The PE Corporation. PE Biosystems will use the technology in applications related to its proprietary TaqMan(R) 5'-nuclease real-time PCR technology in the areas of biomedical research and in some non-clinical applied fields. As part of the license agreement, PE Biosystems will purchase our proprietary chemical intermediates. In addition to up-front license fees and pre-payments for future purchases, we will receive a royalty on all products that PE Biosystems sells which incorporate our technology.



        We incorporated in Delaware on August 14, 1985, under the name MicroProbe Corporation. We changed our name to Epoch Pharmaceuticals, Inc. in December 1995. Our principal office is located at 12277 134th Court NE, Suite 110, Redmond, Washington 98052, and our telephone number is (425) 821-7535.

                                  THE OFFERING


        The number of shares outstanding prior to and after completion of this offering is based upon the number of outstanding shares at April 13, 2000, but does not include 1,646,166 shares reserved for issuance upon the exercise of outstanding stock options, or 1,524,348 shares reserved for issuance upon the exercise of outstanding warrants.



Common stock offered.........................     Up to 10,057,316 shares, including up to
                                                  1,524,348 shares issuable upon the exercise
                                                  of warrants, which the selling stockholders
                                                  may sell.

Common stock outstanding prior to
   this offering.............................     24,807,703 shares

Common stock to be outstanding after
   completion of this offering...............     24,807,703 shares

Use of proceeds..............................     We will not receive any proceeds from the
                                                  sale of the common stock being sold in this
                                                  offering.  Some of the selling stockholders
                                                  will not receive shares of common stock until
                                                  they exercise warrants.  We will receive
                                                  proceeds from the exercise of these warrants,
                                                  which we will use to fund our research and
                                                  development activities and for general
                                                  corporate purposes.

OTC Bulletin Board common stock symbol.......     EPPH

                                  RISK FACTORS


        Investing in the common stock offered by the selling stockholders is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock offered by the selling stockholders.



We have never been profitable and anticipate future losses



        We have never been profitable. Since our formation in 1985, we have generated limited revenues. At the end of 1999, we had an accumulated deficit of approximately $62 million. We expect to incur additional losses as we expand our research and development efforts. We will need additional funds to continue our research and development activities.



Our technology is new and unproven



        The science and technology of oligonucleotide-based products is rapidly evolving. Our proposed products are in the discovery or early development stage. The proposed products will require significant further research, development, and testing and are subject to the risks of failure inherent in the development of products based on innovative technologies. We also face the risk that any or all of our proposed products could prove to be ineffective or unsafe, be unmarketable because third parties hold proprietary rights which prohibit us from marketing the proposed products, or be an inferior product to products marketed by others. We cannot predict whether our research and development activities will result in any commercially viable products.



There is a risk that our patents will not protect  our technology



We attempt to protect our proprietary technology by relying on several methods including United States patents. We also have international patent applications that correspond to many of the U.S. patents and patent applications. The issued patents and pending patent applications cover inventions relating to the components of our core technologies. The expiration dates of these patents range from January 2010 to June 2015. We make no guarantee that any issued patents will provide us with significant proprietary protection, that pending patents will be issued, or that products incorporating the technology from our issued patents or pending applications will be free from challenges by competitors.



Some of our technology might infringe on the rights of others



        There is a great deal of litigation regarding patents and other intellectual property rights in the biomedical industry. We were defendants in one action of this kind which we settled prior to 1997. Although patent and intellectual property disputes in the biomedical area are sometimes settled through licensing or similar arrangements, this kind of solution can be expensive, if a license can be obtained at all. An adverse determination in a judicial or administrative proceeding or our failure to obtain necessary licenses could prevent us from manufacturing and selling our products. This would substantially hurt our business.

We face numerous competitors and changing technologies



        Many companies do research and development and market products designed to diagnose infectious diseases based on a number of technologies and are developing additional DNA probe-based products. Many of these companies have substantially greater capital resources, larger research and development and marketing staffs and facilities and greater experience in developing products than we have. Furthermore, our specific field in which we operate is subject to significant and rapid technological change. Even if we successfully introduce our products or proposed products, our technologies could be replaced by new technologies or our products or proposed products might be obsolete or non-competitive.



The loss of key personnel could adversely affect operations



        Our performance is greatly dependent upon our key management and technical personnel and consultants. Our future success will depend in part upon our ability to retain these people and to recruit additional qualified personnel. We must compete with other companies, universities, research entities and other organizations in order to attract and retain highly qualified personnel. Although we have entered into agreements with our key executive officers, we make no guarantee that we will retain these highly qualified personnel or hire additional qualified personnel. We currently maintain no key man life insurance on any of our management or technical personnel.



We are not listed on the Nasdaq and our stock is subject to restrictions



        Our common stock is neither listed on any exchange nor on the Nasdaq National Market, although we did apply for listing on the Nasdaq National Market in March of 2000. Our common stock is reported on the OTC Bulletin Board. Because our shares are not listed on the Nasdaq National Market, they are subject to the regulations regarding trading in "penny stocks" which are those securities trading for less than $5.00 per share.



        Because our securities are not listed on an exchange or the Nasdaq National Market and the rules regarding penny stock transactions, you may not be able to easily convert shares of our common stock into cash or to sell to a third party. We make no guarantee that our current market-makers will continue to make a market in our securities, or that any market for our securities will continue or that we will be listed on Nasdaq.



Our stock price has been highly volatile



        The market price of our common stock may fluctuate significantly. For example, in the first quarter of 2000, our stock traded as high as $25.00 and as low as $2.87. The rapid price changes Epoch has experienced recently, and throughout our history, place your investment in our common stock at risk of total loss over a short period of time. We are in the biotechnology industry and the market price of securities of biotechnology companies have fluctuated significantly and these fluctuations have often been unrelated to the companies' operating performance. Announcements by us or our competitors concerning technological innovations, new products, proposed governmental regulations or actions, developments or disputes relating to patents or proprietary rights, and other factors that affect the market generally could significantly impact our business and the market price of our securities. Sales of our securities by existing security holders could also significantly impact the market price of our securities.

You may incur substantial dilution



        Sales of substantial numbers of shares of our common stock in the public market could substantially reduce the prevailing market price of our common stock. As of December 31, 1999, 19,382,410 shares of our common stock were outstanding; 5,434,910 shares of our common stock were issuable upon exercise of outstanding warrants at exercise prices ranging from $0.50 to $2.50 per share; and an additional 1,635,370 shares of our common stock were issuable upon exercise of outstanding options at exercise prices ranging from $0.30 to $5.88 per share. We issued a redemption notice on 3,801,812 of the outstanding warrants in February 2000. See "Liquidity and Capital Resources." Of the outstanding shares of common stock and shares issuable upon exercise of warrants and options, substantially all are freely tradable by the holders of these securities without restriction. If these holders sell a large number of shares of our common stock in the public market, these sales could substantially reduce the prevailing market price of our common stock. To the extent the trading price of our common stock exceeds the exercise price of options or warrants at the time the options or warrants are exercised, the exercise will have a dilutive effect on the other stockholders.




                              YEAR 2000 COMPLIANCE



        We completed remediation programs to deal with year 2000 issues in December 1999. The cost of correcting potential problems was approximately $42,000. Our systems have functioned normally in 2000 and there have been no interruptions of service from suppliers or vendors.




                           FORWARD LOOKING STATEMENTS



        Some of the information included in this prospectus contains forward-looking statements. These statements can be identified by the use of forward-looking terms like "may," "will," "expect," "anticipates," "estimate," "continue," or other similar words. These statements discuss future expectations, projections or results of operations or of financial condition or state other "forward-looking" information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements we make. These risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. If any of the above risks actually occur, our business could be harmed and the trading price of our common stock could decline.

                          SUMMARY FINANCIAL INFORMATION
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




        The following table sets forth selected summary financial information for 1997, 1998, and 1999.



                                                    YEARS ENDED DECEMBER 31,
                                         ----------------------------------------------
                                             1997             1998             1999
                                         ------------     ------------     ------------
STATEMENT OF OPERATIONS DATA:

    Revenue                              $        188     $        160     $        181

    Loss from continuing operations            (3,735)          (5,213)          (4,770)
    Net loss                                   (3,605)          (5,103)          (4,700)
    Net loss per common share -
      basic and diluted                  $      (0.24)    $      (0.34)    $      (0.30)
    Weighted average common shares
      outstanding - basic and diluted      14,755,462       14,818,960       15,607,934




                                                          DECEMBER 31,
                                         ----------------------------------------------
                                             1997             1998             1999
                                         ------------     ------------     ------------
BALANCE SHEET DATA:

   Working capital (deficit)             $      1,124     $       (429)    $      1,052
   Total assets                                 1,813              970            2,266
   Stockholders' equity (deficit)        $      1,349     $     (3,201)    $        175

                                 USE OF PROCEEDS


        We will not receive any proceeds from the selling stockholders' sales of their common stock. However, some of the selling stockholders hold warrants exercisable for common stock. We will receive the proceeds when those selling stockholders exercise their warrants and we will use those proceeds for research and development and general corporate purposes; however, we cannot predict the amount of the exercises and the corresponding proceeds.

                           PRICE RANGE OF COMMON STOCK


        Our common stock trades on the OTC Bulletin Board under the symbol "EPPH." The following table presents quarterly information on the high and low bid prices on the OTC Bulletin Board, which reflects inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions:



        FISCAL YEAR ENDED DECEMBER 31, 1999        HIGH       LOW
                                                 --------   --------
        Fourth quarter                           $   3.25   $   1.19
        Third quarter                                2.93       1.75
        Second quarter                               3.56       2.00
        First quarter                                2.75        .52

        FISCAL YEAR ENDED DECEMBER 31, 1998        HIGH       LOW
                                                 --------   --------
        Fourth quarter                           $   0.72   $   0.48
        Third quarter                                0.76       0.57
        Second quarter                               0.93       0.70
        First quarter                                0.94       0.56

        FISCAL YEAR ENDED DECEMBER 31, 1997        HIGH       LOW
                                                 --------   --------
        Fourth quarter                           $   0.84   $   0.47
        Third quarter                                0.75       0.25
        Second quarter                               0.72       0.39
        First quarter                                1.03       0.59

        FISCAL YEAR ENDED DECEMBER 31, 1996        HIGH       LOW
                                                 --------   --------
        Fourth quarter                           $   1.56   $   0.63
        Third quarter                                1.56       0.95
        Second quarter                               2.03       1.50
        First quarter                                1.04       0.50



        On April 13, 2000, the last reported sale price for the common stock on the OTC Bulletin Board was $8.00 per share. As of April 13, 2000, there were approximately 2,229 stockholders of record of our common stock.

                                 CAPITALIZATION


        The following table sets forth the capitalization of Epoch as of December 31, 1999. The number of shares issued and outstanding does not include 5,434,910 shares of common stock issuable upon the exercise of outstanding warrants at exercise prices ranging from $0.50 to $2.50, and 1,635,370 shares of common stock issuable upon the exercise of outstanding options at exercise prices ranging from $0.30 to $5.88 per share. A discussion of our options can be found on page 31 and our warrants are discussed starting on page 30.



Stockholders' equity:
    Preferred stock, par value $.01; 10,000,000 shares authorized;
        no shares issued and outstanding .............................  $         --
    Common stock, par value $.01; 50,000,000 shares authorized;
        19,382,410 shares issued and outstanding .....................       193,824
    Additional paid-in capital .......................................    61,625,990
    Deferred compensation expense ....................................      (111,874)
    Accumulated deficit ..............................................   (61,532,771)
                                                                        ------------
        Total stockholders' equity ...................................       175,169
                                                                        ------------
    Total capitalization .............................................  $    175,169
                                                                        ============



                                 DIVIDEND POLICY

        We have not paid cash dividends in the past and do not intend to pay cash dividends in the foreseeable future.

                             SELECTED FINANCIAL DATA
                 (in thousands, except share and per share data)


        You should read the following selected financial and operating data in conjunction with the accompanying financial statements and related notes as of December 31, 1999 and for each of the years in the two year period ended December 31, 1999 included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data set forth below have been derived from our audited financial statements.



                                                                YEARS ENDED DECEMBER 31,
                                                    --------------------------------------------------
                                                        1997               1998               1999
                                                    ------------       ------------       ------------
        STATEMENT OF OPERATIONS DATA:
          Research contract revenue .............   $        188       $        160       $        109
          Total revenue .........................            188                160                181
          Operating expenses:
            Research and development ............          2,682              2,759              2,546
            General and administrative ..........          1,514              2,015              1,414
          Total operating expenses ..............          4,196              4,774              3,960
          Operating loss ........................         (4,008)            (4,614)            (3,779)
          Loss from continuing operations .......         (3,735)            (5,213)            (4,770)
          Net loss ..............................   $     (3,605)      $     (5,103)      $     (4,700)
          Loss from continuing operations
            per common share - basic and ........   $      (0.25)      $      (0.35)      $      (0.31)
            diluted
          Net loss per common share -
            basic and diluted ...................   $      (0.24)      $      (0.34)      $      (0.30)
          Weighted average shares
            outstanding - basic and diluted .....     14,755,462         14,818,960         15,607,934



                                                                       DECEMBER 31,
                                                    --------------------------------------------------
                                                        1997               1998               1999
                                                    ------------       ------------       ------------
        BALANCE SHEET DATA:
          Cash and cash equivalents .............   $      1,485       $        658       $      1,772
          Working capital (deficit) .............          1,124               (429)             1,052
          Total assets ..........................          1,813                970              2,266
          Accumulated deficit ...................        (51,730)           (56,833)           (61,533)
          Total stockholders' equity (deficit) ..   $      1,349       $     (3,201)      $        175

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in the forward-looking statement as a result of factors including, but not limited to, those set forth in "Risk Factors" and elsewhere in this prospectus.



        In January 1999, Epoch and PE Biosystems entered into a License and Supply Agreement pursuant to which we licensed some of our enabling genetic analysis technology to PE Biosystems for use in TaqMan(R) 5'-nuclease real-time PCR assays. Under the terms of the agreement, PE Biosystems' made payments to us of initial fees for licensed technology and proprietary know how, and will make ongoing payments for chemical intermediate purchases as well as royalties on sales of product which use the licensed technology.



        In July 1999, we licensed our proprietary probe design software to PE Biosystems. This agreement increased the scope of the licensing agreement entered into in January 1999 with PE Biosystems to include software that allows for the efficient custom design of Taqman(R) probes by the end user. The software is incorporated into PE Biosystems' Primer Express(TM) software which is sold with its 7700 Sequence Detection System. In addition to license fees, we will receive a royalty on all products that PE Biosystems sells which incorporate the software.



        In November 1999, PE Biosystems converted $1,000,000 of prepayments made by it pursuant to the License and Supply Agreement into 400,000 shares of our common stock. In order to secure any unused portion of the purchased product prepayments (up to $450,000), we continued to grant to PE Biosystems a security interest in the patents related to the enabling genetic technology under the terms of a security agreement. The security interest automatically terminates when any unused portion of the purchased product prepayments is $50,000 or less. Although no security interest was granted with respect to the royalty prepayments, if the royalty payments do not become due under the agreement, we will also be required to refund any unused prepayments to PE Biosystems.



        Under the terms of the agreement, if PE Biosystems terminates the agreement upon 60 days written notice to us, or if we terminate the agreement following a material breach by PE Biosystems, PE Biosystems will release its security interest in the patents and forfeit any unused portion of the prepayments. However, if we and PE Biosystems mutually agree to terminate the agreement, or if PE Biosystems terminates the agreement as a result of a material breach by us, then we must reimburse PE Biosystems the difference between the unused portion of the purchased product prepayments and $50,000.



        Through December 1999, we received $2,552,000 under the agreements, $1,000,000 of which was converted to equity in November 1999. A portion of the receipts represent prepayments to be credited against future product purchases and royalty payments.



        We expect to incur substantial operating losses for the next year as we continue research and development spending in applying our oligonucleotide-based technology to the expanding areas of genomics and molecular diagnostics.

RESULTS OF OPERATIONS


        The following discussion of results of operations reflects Epoch's diagnostics division as discontinued operations.



Years Ended December 31, 1998 and 1999



        License Fees. License fees reflect the amortization of initial payments for technology and know how transfers. These amounts are amortized over the life of the contract.



        Research Contract Revenue. Research contract revenue reflects revenue from U.S. government grants and contracts and subcontracts.



        Research and Development. Research and development expenses decreased by $214,000 in 1999. This decrease was the result of a reduction in staffing in 1999 from 1998 levels, as well as normal business fluctuations. The reduction in staffing was the result of normal attrition, but due to low financial resources during 1999 the positions were not replaced. With new funding received in the first quarter of 2000, we replaced one of these positions and are actively recruiting for another.



        General and Administrative. General and administrative expenses decreased $600,000 in 1999 from the prior year. The decrease was primarily the result of the expenses incurred in 1998 relative to the abandonment of a proposed facility, which resulted in the recognition of $472,000 in costs during 1998. Also included in 1998 was $88,000 in expenses associated with the move to a new building in Redmond, Washington.



        General legal expense was $55,000 less in 1999 than in 1998. This decrease was the result of fewer business transactions requiring legal counsel. An additional decrease in expenditures resulted from a reduction of filings of patents on new technologies. During 1998, we expended $212,000 for patent filings on new technologies, as compared to $150,000 in 1999. We are presently working on several new patents and this expense is expected to increase in 2000.



        Additional variations in general and administrative expenses are the result of normal business fluctuations.



        Interest Income. Interest income in 1999 is less than 1998 due to lower cash balances available for investment.



        Interest and Financing Expense. Interest and financing expense in the current year increased over the prior year primarily as a result of including the amortization of $818,000 of deferred financing expense in 1999 as compared to $516,000 in 1998. Deferred financing expense in 1999, in addition to the normal amortization, included the charge off of all remaining unamortized amounts when the loan was converted to equity in November 1999.



        Other Income. Other income in 1998 represents payments received from a sub-lease and administrative support agreement. This agreement was terminated in April 1998 and, consequently, there is no income from this source after April 1998.


        Gain on Disposal. The gain on disposal of discontinued operations represents only that portion of the gain for which cash payments were received during the reporting periods.

Years Ended December 31, 1997 and 1998

        Research Contract Revenue. Research contract revenue reflects revenue from U.S. government grants and contracts and subcontracts.

        Research and Development. Research and development expenses increased in total by $77,000 for 1998 over the prior year. This increase is the result of a modest increase in research activity as well as normal business fluctuations.

        General and Administrative. General and administrative expenses increased $501,000 in 1998 over the prior year. The increase was primarily the result of the expenses incurred in the abandonment of a proposed facility which resulted in the recognition of $472,000 in costs during 1998. Also included in 1998 is $88,000 in expenses associated with the move to a new building.


        Our general legal expense was $84,000 more in 1998 than in 1997. This increase was the result of an increase in business transactions requiring legal counsel.



        Offsetting some of the increase in general and administrative expenses in 1998, is a decrease in expenditures for the filing of patents on new technologies. During 1997, we expended $263,000 for patent filings on new technologies, as compared to $212,000 in 1998.


        Additional variations in general and administrative expenses are the result of normal business fluctuations.

        Interest Income. Interest income in 1998 is less than 1997 due to lower cash balances available for investment.


        Interest and Financing Expense. Interest and financing expense in the current year increased over the prior year due to the increase in notes payable of $3,000,000, as well as including the amortization of $516,000 of deferred financing expense incurred in 1998.



        Other Income. Other income in 1997 includes $116,000 received from Saigene Corporation as payment for administrative support functions as well as for rented laboratory and office space. Saigene relocated to separate facilities in April 1998, after which this income ceased.



        In 1996, we disposed of the remaining assets of our discontinued diagnostics division receiving a $1,100,000 note. Collections on the note have been sporadic and, due to uncertainties regarding ultimate collectibility, we have not recognized the receivable and recognize only that portion of the gain for which cash payments are received. At December 31, 1998, the unrecognized balance on the note and the unrecognized gain was $973,000.


PLAN OF OPERATIONS; LIQUIDITY AND CAPITAL RESOURCES


        Using the proceeds of the February 2000 financing, the warrant redemption, and the PE Biosystems licensing agreement discussed on page 11, we plan to further develop and verify applicability of our compounds and techniques in the developing fields of molecular diagnostics and genomics and to further commercialize these technologies.



        We are focused on the development and commercialization of our products with the goal of entering into corporate partnering arrangements to further commercialize the technology. Our primary future needs for capital are for continued research and development, as well as relocation expenses anticipated to be incurred in a move to new facilities. Our working capital requirements may vary depending upon numerous factors including the progress of our research and development, competitive and technological advances, relocation expenses and other factors. We currently operate with approximately 25 employees, and expect modest hiring activity.



        We have experienced recurring losses from operations and had a total stockholders' equity of approximately $175,000 at December 31, 1999.



        At December 31, 1999, we had cash and cash equivalents of approximately $1,772,000. In February 2000, we received $10,000,000 through the sale of common stock in a private placement. We also received $9,500,000 from the exercise of warrants through April 17, 2000. Under the licensing and supply agreement with PE Biosystems, we will receive an ongoing royalty stream based on licensee sales and earn revenues from the sale of chemical intermediates to PE Biosystems. We estimate these cash resources provide sufficient working capital to operate through 2002.



        Cash increased by $1,114,000 from December 31, 1998 to December 31, 1999. The increase was primarily the result of $4,211,000 received from the sale of stock and the exercising of warrants and options to purchase common stock, and $1,552,000 received from PE Biosystems under the license and supply agreement. These receipts were offset by the payment of $431,000 in accrued interest to Bay City, the purchase of $241,000 of capital equipment, and normal expenditures on operations. In the prior year cash decreased $827,000 due to normal expenditures on operations offset by the proceeds of the $3,000,000 loan from Bay City Capital which was repaid in November 1999.



         Prior to September 1998, we had been in negotiations for a lease on approximately 21,000 square feet in the general vicinity of our then current facility in Bothell, Washington. A design build team had been selected and was working on plans for the new space. In September 1998, the project was canceled. Costs for architectural fees and long lead equipment items incurred prior to cancellation of the project were estimated at $472,000, which were included in general and administrative expenses in 1998. Of these expenses, $391,000 remained in accrued liabilities at year end 1998. These accrued obligations were satisfied in 1999.



        Further variances in accounts payable and other accrued liabilities in 1999 and 1998 are the result of normal business fluctuations.



        Cash decreased by $827,000 from December 31, 1997 to December 31, 1998 due to normal expenditures on our operations, offset by the proceeds of a $3,000,000 loan received from Bay City Capital which was originally due in February 2000. The comparable period of the prior year, December 31, 1996 to December 31, 1997, had a cash decrease of $3,405,000 due to normal expenditures on our operations.

                                    BUSINESS


EPOCH PHARMACEUTICALS



        Epoch Pharmaceuticals, Inc. is developing and commercializing unique, proprietary technologies to enhance the study of genes. Epoch scientists are applying their expertise in nucleic acid chemistry to develop products that improve current methods of studying the genetic sequence (genomes) of humans, animals and plants. Our technology is based on our expertise in DNA chemistry, which allows us to design, synthesize and modify oligonucleotides (synthetic DNA strands) that more selectively bind to and interact with their target genes. Using our DNA technology, Epoch is developing molecular tools and reagents for improved genetic sequence analysis.



        Previously, we discovered that we could adapt compounds and techniques we were developing for our therapeutic gene modification program to several gene sequencing analysis systems currently in use or being developed by others. Our technology has broad application potential in the developing fields of molecular diagnostics and genomics, including the detection of infectious diseases, inheritable diseases through prenatal testing, screening populations to identify genetic markers that correlate with disease risk or drug response, as well as any other genetic analysis based on DNA sequence determination.



        Our technologies are compatible with many methods and formats used to perform genetic analysis.



        Epoch was incorporated in Delaware in 1985 as MicroProbe Corporation and we changed our name in 1995 to Epoch Pharmaceuticals, Inc.



BACKGROUND

        Nucleic acids are found in all living organisms and are the sole carriers of the genetic code that specifies an organism's makeup. There are two types of closely related nucleic acids, deoxyribonucleic acid (DNA) and ribonucleic acid (RNA). DNA carries the permanent genetic information for construction of all proteins in higher living organisms, while RNA carries a temporary copy of this information to direct protein synthesis. Proteins perform most of the normal physiological functions of living organisms, and aberrant production or activity of proteins may cause numerous diseases.



                                    [GRAPH]



                    Figure 1. Segment of Double-Stranded DNA
                       Showing the Base Pair Relationship




        DNA is comprised of two linear strands that are formed in a double helix. Each strand is a sequential array of four nucleotide bases: adenine (A), guanine (G), thymine (T) and cytosine (C), which are linked together in DNA by a sugar and phosphate backbone. Every gene contains unique sequences of these bases and it is these unique sequences that constitute the genetic information or code which guides all cellular processes. The two chains, or strands, normally comprising DNA are held together by chemical attractions between opposing paired bases according to the following rules: A always pairs with T, G always pairs with C. Figure 1 is a schematic diagram of double-stranded DNA showing this highly specific interaction between the bases in the two strands. This process of base pairing, called hybridization, can occur between DNA strands of any size, as long as the segments hybridizing are complementary.

        Hybridization can also occur between a DNA strand and a complementary RNA strand or two complementary RNA strands. RNA occurs in several forms in cells, and each of these forms has a different function. Messenger RNA (mRNA) is copied, or transcribed, from the DNA comprising a gene and carries the genetic code which is translated into the proteins synthesized by the cell. Transfer RNA
(tRNA) transports the necessary building block amino acids to ribosomes, complex intracellular structures where protein synthesis occurs through the "translation" of the mRNA message. Ribosomal RNA (rRNA) functions to bring mRNA and tRNA together so protein synthesis can occur. The process of transcription and translation, which results in protein synthesis, is called gene expression.



        Oligonucleotides are well suited for development as pharmaceuticals and diagnostic probes because they can be designed to bind selectively to, and inhibit or inactivate specific sequences in DNA, RNA or the proteins they produce. Our expertise in the chemistry, design and synthesis of oligonucleotides forms the basis of our research and development activities on compounds and techniques for gene sequencing analysis.




OVERVIEW



        Genetic analysis has become the most important laboratory tool in the life sciences. The massive effort to sequence the human genome is paralleled by projects to sequence the genomes of infectious organisms, research animals (including yeast, fruit flies, worms and rats), and important food crops and animals. It is estimated that over $3 billion was spent worldwide in 1999 on industrial and academic research to understand human gene function. This research effort is revolutionizing the pharmaceutical and diagnostic industries, as well as the fields of crop science, animal breeding and veterinary medicine. In the area of human health, genetic analysis promises to identify the mutations that cause hereditary diseases, to elucidate the genetic events that lead to cancer and determine the relative malignancy of tumors, and to identify our individual risk for developing chronic illnesses like heart disease and arthritis.



        This future promise of genetic analysis and a rapid surge in research activity has created a demand for new technologies and systems to accelerate the pace and accuracy of genetic research. Techniques to study gene expression levels and detect differences in gene sequences are rapidly evolving. As the amount of data being generated grows, the demand for simple, accurate, high throughput formats is increasing. New formats like the TaqMan(R) assay, developed by PE Biosystems, based on the polymerase chain reaction (PCR) method and DNA microarrays are being widely adopted. New technologies like primer extension being developed by Orchid Biocomputer, and the InvaderTM assay being developed by Third Wave Technologies, are generating great interest.



        We have developed reagents that broadly facilitate genetic analysis. Our chemistries include minor groove binders, modified nucleotides, novel fluorescent molecules and non-fluorescent quenchers, and a unique chemistry to attach oligonucleotides to solid surfaces. These reagents enhance methods to measure gene expression and to detect single nucleotide polymorphisms (SNPs). They are compatible with multiple technologies, including PCR and alternative nucleic acid amplification technologies; with multiple formats, including high throughput systems and microtiter plate formats; and they can be used in solution-based or solid phase reactions, including microarrays.



        We are seeking partners and collaborators who are interested in improving the speed, accuracy, and simplicity of their assays and applications by using our proprietary nucleic acid-related chemistries. We have a strategic partnership with PE Biosystems, where our technology is being incorporated into PE's TaqMan 5'-nuclease real-time PCR assays. Other partners are being sought to commercialize products for genetic analysis that incorporate our technologies.




GENETIC ANALYSIS OVERVIEW

        As of early 2000, the Human Genome Project has sequenced over 1/3 of the entire human genome, about one billion bases, and all of chromosome 22. The NIH-sponsored project is expected to be complete by 2003, although Celera has predicted that they will finish by mid-2000. At the same time, Incyte Pharmaceuticals and Human Genome Sciences have identified partial sequences for the majority of human genes.



        Sequencing the human genome has been likened to the discovery of the elements and their arrangement in the periodic table: it only reveals the underlying structure and order of the system. When the human genome has been completely sequenced, we will know how many genes our chromosomes contain and where the genes are located on the chromosomes. However, that information will generate many more questions than it will answer. Searching for the answers to those questions will result in a rapid growth in the field of genetic analysis, with a parallel growth in technologies and products that facilitate that effort.



    Among the most important issues that genetic research will address in the next few decades are:



        - How does our genetic diversity - the differences in the sequence of the four bases that make up our DNA - affect our response to drugs, and contribute to our susceptibility to chronic diseases, including cancer and cardiovascular disease?



        - How do differences in the expression of genes in our various tissues affect development and contribute to health and illness?



SNP detection



        Our genetic material is made up of nucleotide bases that are formed into chains that comprise the DNA of our chromosomes. The sequence of the four nucleotides (A,G,T,C) determines our genetic makeup. Differences in this sequence, in large part, determine the uniqueness of each individual. Sites in the sequence which differ due to inheritance are called allelic polymorphisms. One type of polymorphism is due to a single change in the genetic (DNA) sequence so that one nucleotide is substituted or missing. These single base polymorphisms, or SNPs, are stable, inherited and occur frequently enough along our DNA so that they can be used to generate a "map" of sequence differences. This map can be used to localize traits (e.g. hypertension, diabetes, sensitivity to therapeutic drugs, etc) by identifying SNPs that occur at a higher frequency in individuals with the trait than those without the trait. Knowing where the SNPs associated with the trait occur, one can look for nearby genes responsible for the trait, thus leading to a genetic understanding of the trait and directing efforts for treatment. Some SNPs have been shown to cause disease, or associate with risk for disease or adverse drug response. Presumably, a high proportion of genetically controlled disease will be caused by or associated with SNPs. Research on SNPs has proceeded in two phases, (1) discovery by comparing DNA sequences of different individuals and (2) analysis by studying populations with or without a given trait. The second phase requires testing many SNPs (thousands) in hundreds of individuals and requires accurate, high through put testing methods using systems like those developed at Epoch.



Gene expression



        How gene expression affects development and contributes to health and illness is being addressed by comparing the level of expression of genes in different tissues, in healthy versus diseased tissues, and at different times during development. This approach has been accelerated by the development of DNA microarrays, or biochips, which contain hundreds or thousands of sites on their surface to which messenger RNAs expressed by different genes will bind, allowing their relative levels to be measured.



        Today, genetic analysis is primarily a research activity carried out in thousands of academic, industrial, and government laboratories. Within a few years, these analyses will be used not only in research, but also in doctors' offices and clinics, on farms and ranches, at food-processing plants, in factories, at crime scenes, and on the battlefield. Simple, inexpensive DNA tests have a future in almost every aspect of everyday life.




HYBRIDIZATION ASSAYS



        Essentially all of the technologies and products useful for genetic analysis rely on the binding of two single strands of nucleic acid to form a double-stranded duplex. The four bases, or nucleotides, that make up the two strands bind to each other selectively - A to T, and C to G. The bond between the strands is most stable if the sequence of the bases on the two strands is perfectly complementary; for example, an A on one strand is positioned across from and binds to a T on the other strand.



        This property of complimentarity is exploited in the design of hybridization assays, which use a synthetic DNA strand, or probe, to bind to a target DNA strand that is being detected. If the sequences of the two strands are perfectly complementary, the duplex remains stable at an elevated temperature. If they are not, the strands separate, or dissociate. The assay is designed to detect the presence of the bound, or hybridized, nucleic acid target.



        One of the greatest challenges facing scientists in developing hybridization assays is that the sequence of the target DNA can complicate the design and hybridization temperature of the probe. The process of choosing the optimum region on the target strand to which to design the probe to can be time-consuming and tedious. In multiplex formats, where multiple targets are being probed in the same assay, designing probes that hybridize to their target at similar temperatures can further complicate the problem.



        Our technologies facilitate genetic analysis by making the process of hybridization more efficient, hybridization assays simpler to design, and detection of the hybridized product easier. Our technologies are compatible with many of the genetic analysis systems currently in use or that are in development. Just as microprocessors are found in essentially all electronic appliances, our chemistries and technologies have the potential to be incorporated in all genetic analysis systems.



DIAGNOSTIC RESEARCH AND DEVELOPMENT


        A probe molecule is designed to be complimentary to a unique sequence of bases in the DNA or RNA of the target cell or organism. This probing is usually done with short pieces of DNA (oligonucleotides) of known sequence. However, short oligonucleotides (10 to 18 nucleotides) do not form very stable duplexes, and longer oligonucleotides can form stable duplexes that are not perfect complements (i.e., that have mismatches) leading to errors in sequence determination. The ability to overcome these issues is the key to our technology.



        Some naturally occurring antibiotics have a shape that allows them to "fold" into the "minor groove" of the DNA helix. We have found that we can direct these "minor groove binders" (MGBs) to a specific target site by coupling it to a short oligonucleotide (a probe). Experiments have shown that after the probe binds to its complement, the MGB folds into the minor groove of the duplex formed by the oligonucleotide and its complement, and the MGB-oligonucleotide duplex could not be separated at temperatures that would normally separate the two strands. When the MGB was coupled to oligonucleotides as short as seven nucleotides, the duplex formed with its complement was stable at temperatures 15 degrees to 30 degreesC higher than non-MGB oligonucleotides. However, the duplex was stabilized to this extent only if a perfectly complementary duplex (i.e., with no mismatches) was formed. This finding enabled us to develop MGB-oligonucleotides into DNA sequence probes that we believe offer the best solutions yet found for the following situations:



        - Single base mismatch discrimination at high temperatures with short oligonucleotides;



        -   Sequence-independent leveling of oligonucleotide hybrid stability;



        -   Sequence specific inhibition of PCR.



        We believe that the ability of oligonucleotides to precisely bind to matching DNA sequences will have broad use in the developing fields of molecular diagnostics and genomics. Applications that could benefit from improved hybridization sensitivity include:



        -   Sensitive detection of mutations by PCR or hybridization;



        - Identifying infectious organisms including genotyping and quantitating HIV viruses resistant to reverse transcriptase or protease inhibitors; and



        - Diagnosing and determining the prognosis of cancers and their therapies.



        Epoch's technology also has potential applications to the emerging area of genetic testing. The correlation of an individual's genetic sequence with their physical characteristic is a developing field. Genetic markers, which are variations in the sequence of DNA at specific locations, can be linked either directly (e.g., sickle cell trait and cystic fibrosis) or indirectly (e.g., Alzheimer's disease, type II diabetes) to disease traits. Genetic markers known as single nucleotide polymorphisms (SNPs), have been identified. An estimated hundred thousand or more of these sites exist throughout the human genome. True SNPs are stable genetic markers, likely established thousands of years ago. The linking or mapping of genetic markers will allow the prediction of, for instance, the individual's propensity to a given disease or responsiveness to a given drug. However, in order to definitively link SNPs to relevant characteristics (disease propensity, drug response, diagnosis and prognosis in cancer therapy, etc.), large populations must be screened. Current sequencing methods are too slow and costly to be effective for this effort. We believe that we will be able to deliver improved analytical tools on a cost-effective basis, thus making our technology the method of choice in SNP screening.



SALES AND MARKETING


        We have no recent experience in marketing products and anticipate that we will seek to enter into collaborative arrangements with companies to market our products. We entered into a license agreement for some of our enabling genetic analysis technology with the PE Biosystems division of PE Corporation in January 1999. There is no guarantee that we will be able to enter into any additional collaborative arrangements on favorable terms or at all.



MANUFACTURING AND SUPPLY


        We believe that raw materials and other components are available in sufficient quantities to meet production requirements. Our current plan for operations is to produce chemical reagent products and small quantities of oligonucleotide products in our Redmond, Washington facility. The longer-term plan for operations is to enter into collaborative arrangements with other companies to manufacture our oligonucleotide products. To date, we have not entered into any collaborative arrangements for any proposed products and there can be no assurance that we will be able to enter into any arrangements of this kind on favorable terms if at all.

RESEARCH AND DEVELOPMENT


        We conduct the majority of our research and development activities through our own staff and facilities. We have assembled a scientific staff with a variety of complementary skills in a broad range of advanced research technologies. As of December 31, 1999, we had 19 employees engaged in research and development, including 10 with Ph.D.'s. These 19 employees were engaged in research and development related to technology applications. Our in-house research and development efforts are focused primarily on the development of DNA probes, probe labeling and detection techniques and reagent chemistries.



        In addition to our in-house research programs, we collaborate with academic and research institutions to support research in areas of interest to us.



        Research and development expenses totaled approximately $2,759,000 for 1998 and $2,546,000 for 1999.



PATENTS AND PROPRIETARY TECHNOLOGY


        Our core technologies are covered by seven issued patents, two applications with notices of allowance from the US Patent Office, and we have filed eight additional patent applications. To our knowledge, there are no competing patents on our technology. The expiration dates of these patents range from January 2010 to June 2015.



        The patent position of biomedical companies, including our own, is uncertain and may involve complex legal and factual issues. Consequently, we do not know whether any of our patent applications will result in the issuance of any further patents, or whether issued patents will provide significant proprietary protection or will not be circumvented or invalidated. We cannot be certain that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for these inventions, largely because patent applications in the U.S. are maintained in secrecy until patents issue, and because publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months. Moreover, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions, which could result in substantial costs. We cannot provide assurance that our patent applications will result in further issued patents or that our issued patents will offer protection against competitors with similar technology. Additionally, we cannot provide assurance that any manufacture, use or sale of our technology or products will not infringe on patents or proprietary rights of others, and we may be unable to obtain licenses or other rights to these other technologies that may be required for the commercialization of our proposed products.



        We require our employees, consultants and advisors to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Each agreement provides that all confidential information developed or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived by an individual shall be our exclusive property, other than inventions unrelated to our business and developed entirely on the employee's own time. We cannot provide assurance, however, that these agreements will provide meaningful protection or adequate remedies for misappropriation of trade secrets in the event of unauthorized use or disclosure of this information.



COMPETITION

        Competition in the development and marketing of diagnostics and genomics, including the detection of infectious diseases using a variety of technologies is intense. There are many pharmaceutical, diagnostic and biotechnology companies, public and private universities and research organizations engaged in the research and development of diagnostic products. Most of these organizations have financial, manufacturing, marketing and human resources greater than ours.



EMPLOYEES


        As of December 31, 1999, we had 24 full-time employees, of which 19 were devoted to research and development activities, and 5 were devoted to general and administrative activities. We believe we have been successful in attracting skilled employees with experience in the biomedical industry, but we cannot provide assurance that we will continue to do so in the future. None of our employees is covered by a collective bargaining agreement. Management considers relations with its employees to be good.



PROPERTIES


        Our principal administrative office and research laboratories are located in Redmond, Washington, where we sub-lease and occupy approximately 13,000 square feet. The current lease term will expire in April 2000, after which the lease will continue on a month-to-month basis with a 120 day notification of termination by either party.



         In February 2000 we entered into a 12-year non-cancelable lease for a 25,000 square foot facility in Bothell, Washington. We anticipate completing tenant improvements on approximately 19,000 square feet of this space with the remaining 6,000 reserved for future growth. Tenant improvements should begin in June 2000 and we intend to occupy the new facility late in 2000.



        We cannot provide assurance that we will be able to relocate to the new facilities, to manage the relocation successfully or that the relocation will not significantly disrupt our operations.



LEGAL PROCEEDINGS


        We are not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        Our directors and executive officers are as follows:


NAME                         AGE    POSITION
----                         ---    --------
Fred Craves, Ph.D.           54     Chairman of the Board of Directors
Richard L. Dunning           54     Director
William G. Gerber, M.D.      53     Chief Executive Officer and Director
Herbert L. Heynecker, Ph.D.  56     Director
Kenneth L. Melmon, M.D.      65     Director
Riccardo Pigliucci           53     Director
Sanford S. Zweifach          44     President, Chief Financial Officer, Secretary and Director



        Dr. Craves joined Epoch as Chairman of the board of directors in July 1993 and became Chief Executive Officer in April 1994. In September 1999, Dr. Craves turned over the duties of Chief Executive Officer to Dr. Gerber, who joined Epoch in September 1999. Dr. Craves will continue as the Chairman of the board of directors. Since January 1997, Dr. Craves has been Chairman of Bay City Capital, a merchant bank specializing in life sciences. From January 1994 until January 1997, Dr. Craves was a principal of the consulting firm, Burrill & Craves. From January 1991 to May 1993, he was President and Chief Executive Officer of Berlex Biosciences, a division of Schering A.G., and Vice President of Berlex Laboratories, Inc., the U.S. subsidiary of Schering A.G. From 1981 to 1982, Dr. Craves was Chief Executive Officer and, from 1982 to June 1990, was Chairman, Chief Executive Officer and President of Codon, a biotechnology company. Following Codon's acquisition by Schering A.G., Dr. Craves was President and Chief Executive Officer of Codon from June 1990 to December 1990. From 1981 to 1983, Dr. Craves was also a co-founder and director of Creative BioMolecules. From 1979 to 1981, he was a sales and marketing representative for Millipore Corporation. Dr. Craves received his Ph.D. in Pharmacology and Experimental Toxicology from the University of California, San Francisco. Dr. Craves is also Chairman of the board of directors of NeoRx Corporation and a director of Incyte Pharmaceuticals, Inc, EOS and Medarex, Inc.



        Mr. Dunning has been a Director of Epoch since October 1996. Since April 1996, Mr. Dunning has served as the President and Chief Executive Officer of Nexell Pharmaceuticals, Inc., and was elected to the board of directors of Nexell in May 1999. From 1991 to 1996, Mr. Dunning served as Executive Vice President and Chief Financial Officer of the Dupont Merck Pharmaceutical Company. Mr. Dunning also serves as a director of Endorex Corp.



        Dr. Gerber has served as Chief Executive Officer of Epoch Pharmaceuticals, Inc. since September 1999. From April 1998 until July 1999, Dr. Gerber served as President and Chief Executive Officer of diaDexus LLC, a joint venture established by Incyte Pharmaceuticals and SmithKline Beecham to apply genomic information and technologies to the discovery of novel diagnostic products. Dr. Gerber served as Vice President and Chief Operating Officer of Onyx Pharmaceuticals, a biotechnology firm involved in the discovery of novel cancer therapeutics from June 1995 until April 1998; as President of Chiron Diagnostics from December 1991 until June 1995. Previously, he was Senior Vice President and General Manager of the PCR Division with Cetus Corporation. Dr. Gerber also has medical practice and managerial experience in emergency medicine and founded an urgent care center management company. He served on and was President of the board of Medical Quality Assurance, State of California. He received his M.D. and B.S. from the University of California, San Francisco Medical Center after attending Dartmouth College. Dr. Gerber is also on the board of directors of Sangamo BioSciences, Inc.

        Dr. Heynecker is the Chief Technology Officer and a founder of EOS Biotechnology, Inc., a company focused on drug target discovery, where he has been since its inception in 1997. Prior to joining EOS, Dr. Heynecker was involved with Array Technologies, Inc., a company devoted to the development of oligonucleotide and cDNA arrays, which he co-founded in 1996. From 1994 to 1996, Dr. Heynecker served as Chairman of the board of ProtoGene Laboratories, Inc. which he co-founded. Dr. Heynecker was also a founder and Chief Executive Officer of GlycoGen, Inc., which later merged with Cytel Corporation. Dr. Heynecker became the first Vice President of Research of Genecor International, Inc., a joint venture between Genetech and Corning, after joining Genetech as a senior scientist in 1978. He is a Director of IntroGene, B.V., Chairman of the scientific advisory board of Pharming, B.V., and as advisor for Genencor and Energy Biosystems Corp. Dr. Heynecker received his undergraduate degree and Ph.D. from the University of Leiden, The Netherlands.



        Dr. Melmon has been a Director of Epoch since November 1991. Dr. Melmon is Professor of Medicine at Stanford University School of Medicine, where he joined the faculty in 1978. He was previously on the faculty at the University of California, San Francisco, specializing in clinical pharmacology. He is a member of the Institute of Medicine-National Academy of Sciences, and a past president of the American Federation for Clinical Research and the American Association of Clinical Investigation. He holds an M.D. from the University of California Medical Center. He is also on the board of directors of Vysis.



        Mr. Pigliucci became a director of Epoch in February 2000. Mr. Pigliucci is Chairman and Chief Executive Officer of Discovery Partners International, a San Diego, CA-based corporation providing platforms, services, and information to augment the internal drug discovery efforts of pharmaceutical and biopharmaceutical companies. Before joining Discovery Partners, Mr. Pigliucci was Chief Executive Officer of Life Sciences International PLC from 1996 to 1997, a global supplier of scientific equipment and consumables to research, clinical and industrial markets based in London (England). Prior to that, during a 23-year career at the Perkin-Elmer Corporation, he held numerous management positions including President and Chief Operating Officer. Mr. Pigliucci received his degree in Chemistry in Milan, Italy and is a graduate of the Management Program of Northeastern University, Boston, Massachusetts. Mr. Pigliucci is director of Biosphere Medical and Dionex Corporation and a trustee of The Worcester Foundation for Biomedical Research.



        Mr. Zweifach joined Epoch in January 1995 as President and Chief Financial Officer. From July 1994 to September 1994, and since September 1996, Mr. Zweifach also served as a director of Epoch. Mr. Zweifach has served as the Chief Financial Officer since 1997, and as the Managing Director since January of 1999 of Bay City Capital. Mr. Zweifach previously served as a Managing Director of The Olmsted Group, L.L.C., a merchant-banking firm since January 1995. Mr. Zweifach was a Managing Director of D. Blech & Co. from 1991 to September 1994, and prior to 1991, he was a Vice President of J.S. Frelinghuysen & Co., Inc., a risk capital and merchant banking firm. He is a Certified Public Accountant and holds an M.S. in Human Physiology from the University of California, Davis.



        Dr. Craves and Mr. Zweifach are also employed by other entities and, although they devote a substantial portion of their time to Epoch, they also devote a portion of their time to their positions at the other entities. Both Dr. Craves and Mr. Zweifach have been engaged by Epoch pursuant to Consulting Agreements.


EXECUTIVE COMPENSATION


        The following table sets forth summary information concerning compensation paid or accrued by us for services rendered during 1997, 1998 and 1999, to our Chief Executive Officer, and our other executive officers:

                           SUMMARY COMPENSATION TABLE



                                                                              Long Term
                                       Annual Compensation Awards           Compensation
                              --------------------------------------------- ------------
                                                                             Securities
        Name and                                             Other Annual    Underlying   All Other
   Principal Position         Year    Salary($)   Bonus($)  Compensation($)  Options(#)  Compensation
   ------------------         ----    ---------   --------  ---------------  ----------  ------------
Fred Craves                   1999    $100,000     $ --          $ --               --        $ --
    Chairman of the Board     1998     100,000       --            --               --          --
    of Directors              1997     100,000       --            --               --          --

William G. Gerber
    Chief Executive Officer   1999      78,688       --            --          100,000          --

Sanford S. Zweifach           1999     135,000       --            --               --          --
    President and             1998     135,000       --            --               --          --
    Chief Financial Officer   1997     140,625       --            --               --          --


OPTION MATTERS


        The following table sets forth the options granted to those persons listed in the summary compensation table above. Options granted have a term of 10 years, and are subject to earlier termination in some situations related to termination of employment.



                        OPTION GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)



-------------------------------------------------------------------------------------------------
                         Number of Securities     % of Total Options     Exercise    Expiration
NAME                      Underlying Options     Granted to Employees      Price        Date
                               Granted              in Fiscal Year       (%/Share)
-------------------------------------------------------------------------------------------------
William G. Gerber              100,000                  14.3%              $1.87       9/8/2009



        Dr. Gerber was granted options to purchase 100,000 shares of common stock in September 1999 when he accepted the position of Chief Executive Officer. The shares vest evenly over 12 months and have an exercise price of $1.87.



        The following table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1999. Also reported are the values for "in the money" options which represent the positive spread between the exercise prices of any of the existing stock options and the fiscal year end price of our common stock at $3.25 per share.

                         AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                               AND FISCAL YEAR-END OPTION VALUES



-------------------------------------------------------------------------------------------------
                                                          Number of                Value of
                                                    securities underlying    unexercised in-the-
                                                     unexercised options/       money options/
                            Shares                    SARs at FY-end(#)        SARs at FY-end($)
                         acquired on      Value          Exercisable/            Exercisable/
Name                     exercise(#)   realized($)      Unexercisable           Unexercisable
-------------------------------------------------------------------------------------------------
Fred Craves                160,741      $ 246,482       616,666/0               458,332/0

William G. Gerber               --             --        33,333/66,667           43,666/87,334

Sanford S. Zweifach             --             --       101,250/0               278,438/0



        Dr. Craves exercised 160,741 warrants in December 1999 at a total price of $75,000.



CONSULTING AGREEMENTS


        In July 1993, Epoch entered into a one-year consulting agreement with Dr. Craves. The agreement has been extended for successive one year periods and the agreement is currently in effect through February 28, 2001 at a rate of $7,500 per month.



        In January 1995, Epoch entered into a consulting agreement with Mr. Zweifach. The agreement has been extended for successive one year periods and the agreement is currently in effect through February 28, 2001 at a rate of $7,500 per month.



        Dr. Melmon also serves as a consultant to Epoch and as a member of our Scientific Advisory Board and receives compensation in those capacities.


DIRECTORS' COMPENSATION


        Epoch pays all non-employee directors a fee of $1,000 for each board of directors meeting attended in person. In July 1993, we adopted a Non-Employee Directors Option Plan pursuant to which each non-employee director (except Dr. Craves) was granted a fully-vested 10-year option to purchase 10,000 shares of common stock at an exercise price of $4.00 per share. In addition, upon each anniversary of the inception of the Directors Plan each non-employee director receives fully-vested 10-year options to purchase 5,000 shares of common stock at the then current fair market value. Non-employee directors who join the board of directors will receive, upon each anniversary of joining the board of directors, fully-vested 10-year options to purchase 5,000 shares of common stock at the then current fair market value.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



BAY CITY CAPITAL BRIDGE LOAN


        In November 1999, Epoch concluded $7 million of private equity financing. Bay City Capital LLC, San Francisco, California, participated in the financing by paying $1 million in cash and converting their $3 million note to equity.



        Bay City Capital, which manages BCC Fund I, is a merchant banking partnership that was formed by The Craves Group and The Pritzker Family business interests. The founding partner of The Craves Group, Fred Craves, Ph.D., is the Chairman of Epoch. Sanford S. Zweifach, Epoch's President and Chief Financial Officer, is also a Managing Director and Chief Financial Officer of Bay City Capital.

                             PRINCIPAL STOCKHOLDERS



        The following table sets forth information as of December 31, 1999 about the beneficial ownership of Epoch's common stock by each stockholder known by us to be the beneficial owner of more than 5% of Epoch's common stock, as well as each director, each of the executive officers named in the summary compensation table, and all executive officers and directors as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of common stock.



                                       NUMBER OF SHARES
                                      BENEFICIALLY OWNED,     NUMBER OF SHARES   PERCENTAGE OF
NAME AND ADDRESS                      SUBJECT TO WARRANTS       BENEFICIALLY      OUTSTANDING
                                           OR OPTIONS               OWNED            SHARES
                                      -------------------     ----------------   -------------
Grace Brothers Ltd.                                               5,332,693           27.5%
    1560 Sherman Avenue
    Evanston, Illinois 60201

Fred Craves, Ph.D.(1)                        700,000              3,868,241           19.3%

Bay City Capital, LLC(2)                                          2,880,000           14.9%
    750 Battery Street, Suite 600
    San Francisco, CA 94111

Richard L. Dunning(3)                         15,000                472,143           2.4%

Nexell Therapeutics, Inc.                                           457,143           2.4%
    9 Parker
    Irvine CA 92618

Sanford S. Zweifach(4)                       101,250                126,250             *

William G. Gerber, M.D.                      100,000                100,000             *

Kenneth L. Melmon, M.D.                       85,999                 85,999             *

Herbert L. Heynecker, Ph.D.                                             602             *

All executive officers and directors
    as a group (6 persons)(5)              1,002,249              1,316,092           6.5%



----------------
 *  Less than one percent



(1) Includes warrants to purchase 83,334 shares which are held by Burrill & Craves, of which Fred Craves is a general partner. Also includes 2,880,000 shares which are held by Bay City Capital, LLC. See footnote (2). Fred Craves disclaims beneficial ownership of the Bay City Capital shares except to the extent of his pecuniary interest in Bay City Capital, LLC.



(2) Represents 2,880,000 shares held by Bay City Capital Fund I, L.P. Bay City Capital, LLC, the general partner of Bay City Capital Fund I, L.P., is a merchant banking partnership formed by The Craves Group and The Pritzker Family business interest. Fred Craves, Ph.D., the chairman and chief executive officer of Epoch, is the majority owner and controlling person of The Craves Group. By virtue of their status as members of Bay City Capital, LLC, each of The Craves Group and The Pritzer Family may be deemed the beneficial owner of all of the shares held of record by Bay City Fund I, L.P. (the "Bay City Shares"). By virtue of his status as the majority owner and controlling person of The Craves Group, Fred Craves may also be deemed a beneficial owner of the Bay City Shares. Each of The Craves Group, The Pritzker Family and Fred Craves disclaims beneficial ownership of any Bay City Shares except to the extent, if any, of their actual pecuniary interest in those shares.

(3) Includes 457,143 shares of common stock which are held by Nexell Therapeutics, Inc., of which Richard L. Dunning is the Chairman and CEO. Richard L. Dunning disclaims beneficial ownership of these shares of common stock except to the extent of his pecuniary interest in Nexell Therapeutics, Inc.



(4) Includes 15,000 warrants with a strike price of $.50 were exercised on January 18, 2000.



(5) Includes directors' and executive officers' shares listed above. Excludes 2,880,000 warrants and the shares underlying these warrants held by Bay City Capital LLC. Excludes 457,143 shares of common stock held by Nexell Therapeutics, Inc.

                          DESCRIPTION OF CAPITAL STOCK


GENERAL


        Epoch's authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share, with those rights as our board may determine. As of December 31, 1999, there were 19,382,410 shares of common stock outstanding held of record by approximately 1100 stockholders, 1,301,812 exchange warrants held of record by approximately 34 exchange warrant holders, 2,500,000 private placement warrants, held of record by approximately 54 private placement warrant holders, 1,633,098 other warrants, held of record by approximately 11 other warrant holders, and 1,635,370 options to purchase common stock. There are no shares of preferred stock outstanding.



COMMON STOCK


        The holders of outstanding shares of our common stock are entitled to receive dividends out of legally available assets when and in the amount that our board of directors may, from time to time, determine. Each stockholder is entitled to one vote for each share of common stock held and there is no cumulative voting in the election of directors. The common stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon our liquidation, dissolution or winding-up, our assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of other claims of creditors. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, validly issued, fully paid and non-assessable.



PREFERRED STOCK


        Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock, $0.01 par value, and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by our stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thus delaying, deferring or preventing a change in our company's control. Furthermore, the preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could significantly hurt the market value of our common stock. We have no present plans to issue shares of preferred stock.


EXCHANGE WARRANTS


        In June 1997, an exchange of warrants was completed, with 2,603,825 public warrants being exchanged for 1,301,912 of the exchange warrants. As of December 31, 1999, 1,301,812 exchange warrants remained outstanding. The following discussion of the material terms and provisions of the exchange warrants is qualified in its entirety by reference to the detailed provisions of the exchange warrant agreement between us and American Stock Transfer & Trust Company, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is part. Any outstanding and unexercised public warrants expired on September 29, 1998.



        Each exchange warrant entitled the holder to purchase at any time until June 20, 2001 one share of our common stock at an exercise price of $2.50 per share. The exercise price of the exchange warrants and the number of shares of common stock underlying the exchange warrants are subject to adjustment for stock splits, stock dividends and similar events. The exchange warrants did not contain anti-dilution provisions relating to issuances or sales of common stock at prices below the exercise price or the then prevailing market price of the common stock.



        In February 2000, we exercised the redemption provision on these warrants which was that we could redeem the exchange warrants, in whole but not in part, at our option at any time after eighteen months from the date the exchange warrants were issued upon not less than 30 days' nor more than 60 days' notice, at a price of $.05 per warrant, providing the market price of our common stock has been at least $3.75 for 20 consecutive business days ending within 15 days of the date of the notice of redemption. For purposes of redemption of the exchange warrants, the market price of a share of common stock on any date would be the last sale price (or highest reported bid price if the stock is not traded on a national securities exchange or the Nasdaq National Market) on that date.



        As of April 17, 2000, 1,298,762 of these warrants had been exercised which generated $3,246,905 in cash. Those 3,050 exchange warrants which were not exercised are no longer exercisable and anyone still holding an exchange warrant is now only entitled to the redemption price.



PRIVATE PLACEMENT WARRANTS


        In June 1996, we completed a private placement of units, each unit consisting of one share of our common stock and one warrant to purchase 0.5 shares of our common stock. We sold a total of 5 million units, for an aggregate purchase price of $5 million to institutional and accredited individual investors. The term of the warrants was five years, and they were exercisable at $2.50 per share (or $1.25 per 0.5 shares). Each warrant was redeemable by us at any time after eighteen months from the date issued at $0.05 per warrant, provided that the closing trading price per share of common stock had been at least $3.75 for twenty (20) consecutive trading days.



        In February 2000, we exercised the redemption provision on these warrants and as of April 17, 2000, all of the warrants had been exercised which generated $6,250,000 in cash.



OTHER WARRANTS


        As of December 31, 1999, there were other warrants outstanding to purchase an aggregate of 1,633,098 shares of common stock at exercise prices ranging from $.50 to $2.50 per share.



COMMON STOCK OPTIONS


        Epoch has Incentive Stock Option Plans, a Nonqualified Stock Option Plan and a Restricted Stock Purchase Plan pursuant to which 1,936,470 shares of common stock have been reserved for grants. Under the plans, incentive stock options must have an exercise price at least equal to the fair market value of the common stock on the date of grant. Nonqualified stock options and rights to purchase restricted stock must have an exercise price at least equal to 85% of the fair market value of the common stock on the date of grant. The options are generally issued with a ten year term and vest over a period of four years. At December 31, 1999, the shares granted under these plans exceeded the number reserved for grants by 51,127 shares, therefore those grants in excess of the authorized amount are subject to shareholder approval at the next annual meeting.



        Epoch also has a Non-Employee Directors Option Plan under which each non-employee director was granted a fully-vested 10-year option to purchase 10,000 shares of common stock at the inception of the plan in 1993. Upon each anniversary of the inception of the Directors Plan, each non-employee director receives fully-vested 10-year options to purchase 5,000 shares of common stock at the then current fair market value. Non-employee directors who subsequently join the board of directors receive, upon each anniversary of joining the board of directors, fully-vested 10-year options to purchase 5,000 shares of common stock at the current fair market value.


TRANSFER AGENT, REGISTRAR AND WARRANT AGENT


        The stock transfer agent, registrar and warrant agent for our common stock and warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                              SELLING STOCKHOLDERS



                                          SHARES OWNED
                                         BEFORE OFFERING                           AMOUNT AND
                                           (INCLUDING                             PERCENTAGE OF
                                         SHARES ISSUABLE     SHARES OFFERED          SHARES
                                        UPON EXERCISE OF    PURSUANT TO THIS   BENEFICIALLY OWNED
SELLING STOCKHOLDER                         WARRANTS)        PROSPECTUS(1)       AFTER OFFERING
-------------------                     ----------------    ----------------   ------------------
American Masters Fund, "Hilspen
   Series".........................             53,200             53,200                0
Amerindo Investment Advisors, Inc..            285,715            285,715                0
Batterson, Johnson & Wang Limited
   Partners........................            258,145            258,145                0
Bay City Capital...................          2,880,000          2,880,000                0
Lamon Lynn Bennett.................            100,000             85,000           15,000*
Biotechnology Investment Group
   L.L.C. .........................             50,000             50,000                0
David Blech........................            609,355            609,355                0
The Edward Blech Trust ............            425,000            425,000                0
Burrill & Craves...................             83,334             83,334                0
James F. Clark.....................             25,000             25,000                0
James L. Comazzi...................             12,500             12,500                0
Concept Mining, Inc................             44,000             44,000                0
Cooley, Goward.....................             25,000             25,000                0
Fred B. Craves.....................            454,907            327,407          127,500*
Frontier Charitable Remainder, Nicolas
   Madonia (Trustee)...............            140,000            140,000                0
The Gerbsman Family Trust, DTD
   12-4-90, Steven R. or Marlene
   Gerbsman, Trustees..............             36,000             11,000           25,000*
Carl S. Goldfischer, M.D...........              8,743              7,143            1,600*
Grace Brothers Ltd.(3).............          5,332,693          2,200,000        3,132,693 (12.6%)
John P. Green, Jr..................             25,000             25,000                0
Goldman Sachs Performance Partners
   (Offshore), L.P. ...............             19,700             19,700                0
Goldman Sachs Performance Partners,
   L.P. ...........................             27,800             27,800                0
Helen Gurman.......................             25,000             25,000                0
Jason C. Hackett...................              7,500              7,500                0
Seth Harrison......................              7,143              7,143                0
Joel Hedgpeth......................            350,000            350,000                0
Louisa Heyward.....................             12,500             12,500                0
Hilspen Capital Partners...........             40,200             40,200                0
Hilspen Capital Partners II........            159,800            159,800                0
Hilspen Capital Partners I, L.P....             19,200             19,200                0
Hilspen Capital Partners II, L.P...            165,815            165,815                0
Billy B. & Lorraine S. Huff........             37,500             12,500           25,000*
Gerald Korman......................              8,500              8,500                0
Paula Kramer.......................             12,500             12,500                0
Lone Cypress, Ltd..................            234,000            234,000                0
Lone Sequoia, L.P..................             18,857             18,857                0
Lone Balsam, L.P...................             22,572             22,572                0
Lone Spruce, L.P...................             10,286             10,286                0

The Low Family Trust, U/T/A 3-21-82
   Thomas B. Low, Trustee..........             42,500             37,500            5,000*
Joseph D. McKeown..................             37,500             12,500           25,000*
Kenneth L. Melmon(2)...............             80,999             80,999                0
Merlin Biomed International........             71,429             71,429                0
Eric Miller........................             12,500             12,500                0
MMC/GATX...........................                100                100                0
Narragansett I, L.P................             52,143             52,143                0
Narragansett Offshore, Ltd.........             19,286             19,286                0
Tolof O. Nasby.....................             10,000              5,000            5,000
The Olmsted Group, L.L.C.(4).......            157,500            122,500           35,000*
Oracle Partners, L.P...............            285,715            285,715                0
Roy C. Page........................             38,955             26,999           11,956*
PE Corporation.....................            800,000            800,000                0
Pensco Pension Services f/b/o
   Lawrence A. Mitchell IRA........            109,858             42,858           67,000
Pharmawealth.......................             71,429             71,429                0
Richard Pops.......................              7,143              7,143                0
The Ridge Land Company.............             44,000             44,000                0
David Mark Rozen...................            287,500             62,500          225,000*
Stuart G. Stanley..................             15,000             12,500            2,500*
Michael Steifman...................             17,500             12,500            5,000*
Richard Sullivan...................             12,500             12,500                0
Robert N. Swetnick.................              5,000              5,000                0
Ursula Vollenweider................              7,143              7,143
Susan Jane Walker..................             18,500              7,500           11,000*
Robert M. Wydro....................             55,000             50,000            5,000*
Raymond Zabel, Jr..................             12,500             12,500                0
Marlee Zweifach....................            101,250            101,250                0
Sanford S. Zweifach(2).............            126,250            101,250           25,000*

TOTAL..............................         14,526,665         10,777,416



------------------
 *    Less than one percent
(1)  _____________________________________.
(2)  See "Management" and "Principal Stockholders."
(3)  See "Principal Stockholders."
(4) Sanford Zweifach, Epoch's President and Chief Financial Officer and one of Epoch's directors, was an employee of the Olmsted Group, L.L.C.

PLAN OF DISTRIBUTION


        Each selling stockholder has informed us that he, she or it may sell common stock from time to time in transactions on the OTC Bulletin Board, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholders or their successors in interest may effect these transactions by selling the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock for whom the broker-dealer may act as an agent or to whom they may sell the common stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.



        The selling stockholders or their successors in interest and broker-dealers who act in connection with the sale of the common stock may be considered "underwriters" within the meaning of the Securities Act, and any commissions received by the broker-dealers and profits on any resale of the common stock as a principal may be considered underwriting discounts and commissions under the Securities Act.



        We have agreed to bear the expenses in connection with the registration and sale of the common stock offered by the selling stockholders (other than selling commissions and the fees and expenses of counsel or other advisors to the selling stockholders) which we estimate to be $33,939.



LEGAL MATTERS


        The validity of the common stock offered in this prospectus will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.



EXPERTS


        The financial statements of Epoch Pharmaceuticals, Inc. as of December 31, 1999 and for each of the years in the two-year period ended December 31, 1999 have been included and incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included and incorporated by reference elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.




WHERE YOU CAN FIND MORE INFORMATION.



        We are a "small business issuer" under the Securities Act. We are also required by the Exchange Act to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.



        We originally registered for resale by the selling stockholders 10,428,365 shares of common stock under Registration No. 333-12601 and 1,268,258 shares of common stock under Registration No. 333-21353. Pursuant to Rule 429 of the Securities Act, this prospectus relates to the resale of shares of common stock covered by both registration statements. The registration statements contain more information than this prospectus does about us and our securities. We excluded parts which were not required by the SEC. To obtain further information about us, please refer to the registration statements and their exhibits, which you can inspect without charge by visiting the SEC's public reference facilities listed in the prior paragraph. You can obtain copies of all or any part of the registration statement and its exhibits by writing to the SEC's Public Reference Section at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 after payment of the fees prescribed by the SEC. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and as such, you may want to review the complete contract or document filed as an exhibit to the registration statement.



        We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.



        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.



        The documents we incorporate by reference are:



               1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;



               2. All other reports filed by us pursuant to Section 13(a) or 15(d) of the SEC Exchange Act since December 31, 1999.



        You may request a copy of these filings, at no cost, by writing or calling us at 12277 134th Court NE, Suite 110, Redmond, Washington 98052, and our telephone number is (425) 821-7535. Attention: Controller.



        You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                           EPOCH PHARMACEUTICALS, INC.
                          INDEX TO FINANCIAL STATEMENTS



                                                                                            PAGE
                                                                                           NUMBER
PART I.  FINANCIAL INFORMATION

       ITEM 1.   FINANCIAL STATEMENTS

                 Independent Auditors' Report.......................................        F-1

                 Balance Sheet as of December 31, 1999..............................        F-2

                 Statements of Operations for the years ended
                     December 31, 1998 and 1999.....................................        F-3

                 Statements of Stockholders' Equity (Deficit) for the years ended
                     December 31, 1998 and 1999.....................................        F-4

                 Statements of Cash Flows for the years ended
                     December 31, 1998 and 1999.....................................        F-5

                 Notes to Financial Statements......................................        F-6

INDEPENDENT AUDITORS' REPORT




The Board of Directors and Stockholders
Epoch Pharmaceuticals, Inc.


We have audited the accompanying balance sheet of Epoch Pharmaceuticals, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Epoch Pharmaceuticals, Inc. as of December 31, 1999, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1999 in conformity with generally accepted accounting principles.



KPMG LLP



Seattle, Washington
March 14, 2000

                           EPOCH PHARMACEUTICALS, INC.
                                  BALANCE SHEET

                                     ASSETS




                                                                                DECEMBER 31,
                                                                                   1999
                                                                                ------------
Current assets:
    Cash and cash equivalents ...............................................   $  1,772,274
    Receivables .............................................................         20,073
    Prepaid expenses ........................................................         34,188
                                                                                ------------
        Total current assets ................................................      1,826,535

Equipment, net ..............................................................        399,705

Other assets ................................................................         39,344
                                                                                ------------
        Total assets ........................................................   $  2,265,584
                                                                                ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable ........................................................   $    102,884
    Accrued vacations .......................................................        119,014
    Other accrued liabilities ...............................................        274,646
    Deferred revenue ........................................................        277,742
                                                                                ------------

        Total current liabilities ...........................................        774,286
                                                                                ------------

Deferred revenue ............................................................      1,316,129

Stockholders' equity:
    Preferred stock, par value $.01; 10,000,000 shares authorized;
        no shares issued and outstanding ....................................             --
    Common stock, par value $.01; 50,000,000 shares authorized;
        19,382,410 shares issued and outstanding ............................        193,824
    Additional paid-in capital ..............................................     61,625,990
    Deferred compensation expense ...........................................       (111,874)
    Accumulated deficit .....................................................    (61,532,771)
                                                                                ------------

        Total stockholders' equity ..........................................        175,169
                                                                                ------------

Commitments and subsequent events

Total liabilities and stockholders' equity ..................................   $  2,265,584
                                                                                ============


                 See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.
                            STATEMENTS OF OPERATIONS



                                                                    YEARS ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                     1998               1999
                                                                 ------------       ------------
Revenue:
    License fees ..........................................      $         --       $     71,942
    Research contract revenue .............................           159,917            109,152
                                                                 ------------       ------------
                                                                      159,917            181,094
Operating expenses:
    Research and development ..............................         2,759,476          2,545,583
    General and administrative ............................         2,014,571          1,414,587
                                                                 ------------       ------------
        Total operating expenses ..........................         4,774,047          3,960,170
                                                                 ------------       ------------
        Operating loss ....................................        (4,614,130)        (3,779,076)

Other income (expense):
    Interest income .......................................           104,985             52,069
    Interest and financing expense ........................          (727,156)        (1,042,947)
    Other income ..........................................            23,292                 --
                                                                 ------------       ------------
        Loss from continuing operations ...................        (5,213,009)        (4,769,954)

Discontinued operations -
    gain on disposal of diagnostics division ..............           110,000             70,000
                                                                 ------------       ------------

        Net loss ..........................................      $ (5,103,009)      $ (4,699,954)
                                                                 ============       ============

Loss per share from continuing operations -
    basic and diluted .....................................      $      (0.35)      $      (0.31)
Income per share from discontinued operations -
    basic and diluted .....................................              0.01               0.01
                                                                 ------------       ------------
        Net loss per share - basic and diluted ............      $      (0.34)      $      (0.30)
                                                                 ============       ============

Weighted average number of common shares
    outstanding - basic and diluted .......................        14,818,960         15,607,934



                 See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)




                                             Common Stock            Additional
                                        -----------------------   Paid-In Capital    Deferred
                                          Shares        Amount         Capital     Compensation
                                        ------------   --------   ---------------  ------------
Balance at December 31, 1997            14,814,793     $148,148      52,930,787             --

Exercise of stock options                   9,434            94           4,767
Warrants issued in debt financing                                     1,333,361
Issuance of warrants to a consultant                                    191,791       (191,791)
Amortization of deferred compensation                                                   31,965
Amortization of deferred financing
  expense
Net loss
                                        ------------   --------      ----------       --------

Balance at December 31, 1998            14,824,227      148,242      54,460,706       (159,826)

Exercise of stock options                 117,342         1,174          74,442
Exercise of warrants                    2,360,841        23,608       1,911,642
Private placement of stock              1,600,000        16,000       3,984,000
Exchange of debt for equity               480,000         4,800       1,195,200
Amortization of deferred compensation                                                   47,952
Amortization of deferred financing
  expense
Net loss
                                        ------------   --------      ----------       --------
Balance at December 31, 1999            19,382,410     $193,824      61,625,990       (111,874)
                                        ============   ========      ==========       ========



                                                                         Total
                                            Deferred                  Stockholders
                                           Financing    Accumulated      Equity
                                            Expense       Deficit      (Deficit)
                                           ----------   -----------   -----------
Balance at December 31, 1997                       --   (51,729,808)   1,349,127

Exercise of stock options                                                  4,861
Warrants issued in debt financing          (1,333,361)                        --
Issuance of warrants to a consultant                                          --
Amortization of deferred compensation                                     31,965
Amortization of deferred financing
  expense                                     515,567                    515,567
Net loss                                                 (5,103,009)  (5,103,009)
                                           ----------   -----------   -----------

Balance at December 31, 1998                 (817,794)  (56,832,817)  (3,201,489)

Exercise of stock options                                                 75,616
Exercise of warrants                                                   1,935,250
Private placement of stock                                             4,000,000
Exchange of debt for equity                                            1,200,000
Amortization of deferred compensation                                     47,952
Amortization of deferred financing
  expense                                     817,794                    817,794
Net loss                                                 (4,699,954)  (4,699,954)
                                           ----------   -----------   -----------
Balance at December 31, 1999                       --   (61,532,771)     175,169
                                           ==========   ===========   ==========


                 See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.
                            STATEMENTS OF CASH FLOWS


                                                                YEARS ENDED DECEMBER 31,
                                                             -----------------------------
                                                               1998                 1999
                                                             -----------       -----------
Cash flows from operating activities
  Net loss ...............................................   $(5,103,009)      $(4,699,954)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization ........................        61,264           110,200
    Amortization of deferred financing expense ...........       515,567           817,794
    Amortization of deferred compensation expense ........        31,965            47,952
    Changes in operating assets and liabilities:
      Receivables ........................................        24,984            18,230
      Prepaid expenses, and other assets .................         4,159            26,174
      Accounts payable ...................................       (21,158)         (112,929)
      Accrued interest on note payable to related party ..       208,804          (208,804)
      Accrued expenses for canceled relocation ...........       391,042          (391,042)
      Deferred revenue ...................................            --         1,498,871
      Accrued vacation and other accrued liabilities .....       129,485            37,627
                                                             -----------       -----------
    Net cash used in operating activities ................    (3,756,897)       (2,855,881)
                                                             -----------       -----------

Cash used in investing activities -
  acquisition of equipment ...............................       (75,084)         (241,074)
                                                             -----------       -----------
Cash flows from financing activities:
  Proceeds from notes payable ............................     3,000,000                --
  Proceeds from sale of common stock .....................            --         4,000,000
  Exercise of warrants ...................................            --           135,250
  Exercise of stock options ..............................         4,861            75,616
                                                             -----------       -----------
  Net cash provided by financing activities ..............     3,004,861         4,210,866
                                                             -----------       -----------

Net increase (decrease) in cash and cash equivalents .....      (827,120)        1,113,911
Cash and cash equivalents at beginning of period .........     1,485,483           658,363
                                                             -----------       -----------
Cash and cash equivalents at end of period ...............   $   658,363       $ 1,772,274
                                                             ===========       ===========

Supplemental disclosure of non-cash financing items:
  Debts extinguished through the issuance of common
    stock and the exercise of warrants ...................   $        --       $ 3,000,000
  Equipment received pursuant to a license and supply
    agreement ............................................   $        --       $    95,000
  Warrants issued in debt financing ......................   $ 1,333,361       $        --
                                                             ===========       ===========

Supplemental disclosure of cash flow information -
  cash payments made during the year for interest ........   $     2,785       $   433,956
                                                             ===========       ===========



                 See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS


                                DECEMBER 31, 1999



(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business


        Epoch Pharmaceuticals, Inc. ("Epoch" or "the Company") is a developer of proprietary products with commercial applications in the fields of genomics and molecular diagnostics. Our activities are focused on the further development and commercialization of its technologies.


Discontinued Operations


        In 1995, we sold our then existing diagnostics division and in 1996 we sold the remaining diagnostic technologies (see note 7). Accordingly, amounts related to the diagnostics division have been reported as discontinued operations.


Equipment


        Equipment is stated at cost. Depreciation is provided on the straight-line method over the assets' estimated useful lives, generally three to five years.


Impairment of Long-Lived Assets


        For long-lived assets including equipment, we evaluate the carrying value of the assets by comparing the estimated future cash flows generated from the use of the assets and their eventual disposition with the assets' reported net book value. The carrying value of assets are evaluated for impairment when events or changes in circumstances occur which may indicate the carrying amount of the asset may not be recoverable.


Revenue Recognition


        License fees are recognized over the term of the agreement to which the license fees correspond.


        Research contract revenue is recognized as research and development activities are performed under the terms of related agreements.


        Deferred revenue represents unrecognized license and technology fees, prepaid royalties, and prepayments for product purchases related to a license and supply agreement. License fees, technology fees, and prepayments for product purchases and royalties are recognized over the term of the agreement.



        As a general policy, revenues are not recognized if amounts received are refundable or if there are related future performance obligations.


Income Taxes


        Deferred income taxes are provided based on the estimated future tax effects of carryforward and temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those carryforwards and temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.


Stock-Based Compensation


        Epoch applies APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in measuring compensation costs for its employee stock option plans. We disclose proforma net income (loss) and net income (loss) per share as if compensation cost had been determined consistent with Statement of Financial Accounting Standard (FAS) No. 123, Accounting for Stock-Based Compensation.


Net Loss Per Share


        Basic earnings (loss) per share (EPS) is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock. Epoch's capital structure includes stock options and stock warrants. The assumed conversion and exercise of these securities has been excluded from diluted EPS as their effect would be anti-dilutive.


Cash Equivalents


        All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents. Cash equivalents total $1,757,698 and consist of money market accounts and treasury bills.


Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(2)     FINANCIAL INSTRUMENTS



        Epoch has financial instruments consisting of cash and cash equivalents, receivables, and accounts payable. The fair value of these financial instruments approximates their carrying amount based on their short term nature.



(3)     EQUIPMENT



        Equipment consists of the following:



        Machinery and equipment...........................     $   1,709,950
        Furniture and fixtures............................           214,301
                                                               -------------
                                                               $   1,924,251
        Less accumulated depreciation.....................        (1,524,546)
                                                               --------------
        Equipment, net....................................     $     399,705
                                                               =============

(4)    RETIREMENT SAVINGS PLAN



        Epoch has a profit sharing plan, which is qualified under Section 401(k) of the United States Internal Revenue Code. The plan allows eligible employees to contribute up to 20% of their salary. The Company, at its discretion, makes matching contributions to the plan. No matching contributions were made to the plan in 1998 or 1999.



(5)     EQUITY


Options to Purchase Common Stock


        Epoch has Incentive Stock Option Plans, a Nonqualified Stock Option Plan and a Restricted Stock Purchase Plan pursuant to which 1,936,470 shares of common stock have been reserved for grants. Under the plans, incentive stock options must have an exercise price at least equal to the fair market value of the common stock on the date of grant. Nonqualified stock options and rights to purchase restricted stock must have an exercise price at least equal to 85% of the fair market value of the common stock on the date of grant. The options are generally issued with a ten year term and vest over a period of four years. At December 31, 1999, the shares granted under these plans exceeded the number reserved for grants by 51,127 shares, therefore those grants in excess of the authorized amount are subject to shareholder approval at the next annual meeting.



        Epoch also has a Non-Employee Directors Option Plan (the "Directors Plan") under which each non-employee director was granted a fully-vested 10-year option to purchase 10,000 shares of common stock at the inception of the plan in 1993. Upon each anniversary of the inception of the Directors Plan, each non-employee director receives fully-vested 10-year options to purchase 5,000 shares of common stock at the then current fair market value. Non-employee directors who subsequently join the board of directors receive, upon each anniversary of joining the board of directors, fully-vested 10-year options to purchase 5,000 shares of common stock at the current fair market value.



        A summary of the stock option plans follows.



                                                1998                             1999
                                     --------------------------       --------------------------
                                               WEIGHTED-AVERAGE                 WEIGHTED-AVERAGE
                                                   EXERCISE                          EXERCISE
                                      SHARES         PRICE             SHARES         PRICE
                                     --------- ----------------       --------- ----------------
Outstanding at beginning of year     1,248,516     $   2.00           1,242,316     $   2.11
Granted                                 29,000         0.70             697,513         1.74
Exercised                               (9,434)        0.52            (117,342)        0.64
Forfeited                              (25,766)        0.65            (187,117)        0.73
                                     ---------     --------           ---------     --------
Outstanding at end of year           1,242,316     $   2.11           1,635,370     $   2.14
                                     =========     ========           =========     ========
Options exercisable at year end        911,413     $   1.96             957,299     $    2.48



        The following table summarizes information about stock options at December 31, 1999:

                                 OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                 --------------------------------------------------     -----------------------------
                    NUMBER       WEIGHTED-AVERAGE       WEIGHTED           NUMBER
RANGE OF         OUTSTANDING     REMAINING YEARS         AVERAGE        EXERCISABLE   WEIGHTED-AVERAGE
EXERCISE PRICES  AT 12/31/99     CONTRACTUAL LIFE    EXERCISE PRICE     AT 12/31/99   EXERCISE PRICE
---------------- -----------     ----------------    --------------     -----------   ---------------
0.30 - 0.50          79,758             5.1              $  0.35            71,215       $  0.34
0.53 - 0.78         348,724             6.4                 0.61           322,334          0.61
0.87 - 1.31         256,388             9.2                 1.26            43,750          1.08
1.87 - 2.31         460,500             9.3                 1.92            30,000          1.99
3.87 - 4.50         470,000             4.1                 4.11           470,000          4.11
5.87 - 5.88          20,000             3.8                 5.88            20,000          5.88
                  ---------             ---              -------           -------       -------
0.30 - 5.88       1,635,370             6.9              $  2.14           957,299       $  2.48
                  =========             ===              =======           =======       =======


Warrants to Purchase Common Stock


        As part of a debt financing in February 1998, Epoch issued a fully vested five year warrant to purchase 2,000,000 shares of common stock at $.90 per share (see note 9). This warrant was exercised in November 1999.



        In June 1996, Epoch announced that it intended to exchange for every two Redeemable Common Stock Purchase Warrants, which were issued in conjunction with Epoch's public offering in September 1993 at $6.50 per share (the "Public Warrants"), one new warrant to purchase one share of common stock until June 20, 2001, that is exercisable at $2.50 per share (the "Exchange Warrants"). In June 1997 this exchange of warrants was completed, with 2,603,825 of the Public Warrants being exchanged for 1,301,912 of the Exchange Warrants. Each Exchange Warrant is redeemable by us at any time after eighteen months from the date that they were issued at $0.05 per warrant, provided that the closing trading price per share of common stock is at least $3.75 for twenty consecutive trading days. These warrants were called in February 2000. See note 11.



        In June 1996, Epoch completed a private placement of units, each unit consisting of one share of common stock and one warrant to purchase 0.5 shares of common stock. We sold a total of 5 million units, for an aggregate purchase price of $5 million to institutional and accredited individual investors. The term of the warrants is five years, and they are exercisable at $2.50 per share ( or $1.25 per 0.5 shares). Each warrant is redeemable at any time after eighteen months from the date that they were issued at $0.05 per warrant, provided that the closing trading price per share of common stock is at least $3.75 for twenty (20) consecutive trading days. These warrants were called in February 2000. See note 11.



        A summary of our outstanding warrants follows.



                                                1998                               1999
                                    -----------------------------     -----------------------------
                                                      EXERCISE                           EXERCISE
                                      SHARES        PRICE RANGE         SHARES         PRICE RANGE
                                    ----------     --------------     ----------      -------------
Outstanding at beginning of year     6,705,771     $  0.30 -10.40      7,798,875      $  0.30 - 9.21
Granted                              2,300,000        0.75 - 0.90             --                  --
Exercised                                   --          --     --     (2,360,841)        0.30 - 2.50
Expired                             (1,206,896)       3.00 -10.40         (3,124)               9.21
                                    ----------     --------------     ----------      --------------
Outstanding at end of year           7,798,875        0.30 - 9.21      5,434,910         0.50 - 2.50
                                    ==========     ==============     ==========      ==============
Warrants exercisable at year end     7,521,780     $  0.30 - 2.50      5,330,044         0.50 - 2.50
Weighted average value of
   exercisable warrants                            $         1.65                     $         1.99



        The outstanding warrants are fully vested at December 31, 1999 with the exception of 104,866 warrants issued to a consultant which are vesting at a rate of 6,597 warrant shares per month. All outstanding warrants will be fully vested in 2002. The warrants have expiration dates that range to 2003.

Stock Based Compensation



        Had compensation cost for stock options and warrants issued to employees been determined consistent with FAS No. 123, Epoch's net loss and loss per share would have been increased to the pro forma amounts shown in the table below. The fair value of each stock option and warrant grant is estimated on the date of grant using the Black Scholes option-pricing model and the weighted average assumptions listed below.



                                                                     1998            1999
                                                                 ------------    ------------
Loss from continuing operations                  As reported     $ (5,213,009)   $ (4,769,954)
                                                 Pro forma       $ (5,443,207)   $ (5,320,568)

Loss per share from continuing operations        As reported     $      (0.35)   $      (0.31)
                                                 Pro forma       $      (0.37)   $      (0.34)

Net loss                                         As reported     $ (5,103,009)   $ (4,699,954)
                                                 Pro forma       $ (5,333,207)   $ (5,250,568)


Net loss per share - basic and diluted           As reported     $      (0.34)   $      (0.30)
                                                 Pro forma       $      (0.36)   $      (0.34)

Dividend yield                                                           0.0%            0.0%

Expected volatility                                                      123%            108%

Risk free interest rate                                                  5.33%           5.59%

Expected life                                                         10 years        10 years



(6)     INCOME TAXES



        There was no income tax benefit attributable to net losses for 1998 and 1999. The difference between taxes computed by applying the U.S. Federal corporate tax rate of 34% and the actual income tax provision in 1998 and 1999 is primarily the result of limitations on utilizing net operating losses.



        The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets at December 31, 1999 are presented below:



        Net operating loss carryforwards......................   $ 15,898,739
        Research and development credit carryforwards.........      1,858,506
        Capitalized research and development..................      2,672,212
        Bad debt write-off ...................................      1,117,270
        Other ................................................        453,790
                                                                 ------------
        Total gross deferred tax assets.......................     20,000,517
        Less deferred tax asset valuation allowance...........    (20,000,517)
                                                                 ------------
        Net deferred tax assets...............................   $         --
                                                                 ============

        The net change in the valuation allowance for 1998 and 1999 was an increase of approximately $1,903,000 and $1,675,298 respectively, due primarily to the inability to utilize net operating losses and research and development credits.



        At December 31, 1999, Epoch had net operating loss carryforwards for income tax purposes of approximately $46,761,000 and unused research and development tax credits of approximately $1,859,000 available to offset future taxable income and income taxes, respectively, expiring through 2019. Epoch's ability to utilize net operating loss and credit carryforwards is limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in stock ownership in excess of 50%.




(7)     DISCONTINUED OPERATIONS



        In 1996, Epoch disposed of the remaining assets of its discontinued diagnostics division receiving a $1,100,000 note. Collections on the note have been sporadic and, due to uncertainties regarding ultimate collectibility, Epoch has not recognized the receivable and recognizes only that portion of the gain for which cash payments are received. At December 31, 1999, the unrecognized balance on the note and the unrecognized gain was $979,000.




(8)     RESEARCH GRANTS AND CONTRACTS



        Epoch earned approximately $160,000 and $109,000 of these funds in 1998 and 1999, respectively. At December 31, 1999, we did not have any active research contracts.




(9)     NOTE PAYABLE



        In February 1998, Bay City Capital LLC, ("Bay City Capital"), San Francisco, California, loaned $3,000,000 to Epoch from Bay City Capital Fund I LP ("BCC Fund I") as a bridge to the earlier of a public rights offering, other financing, or February 25, 2000. The loan accrued interest at 8% per annum. In partial consideration for the bridge loan and BCC Fund I's agreement to purchase excess shares, if any, in a rights offering, BCC Fund I received a fully vested five year warrant to purchase 2,000,000 shares of Epoch's Common Stock at a price of $0.90 per share.



        In November 1999 Bay City Capital converted $1.2 million of this $3.0 million loan into 480,000 shares of Epoch's common stock at $2.50 per share and Bay City Capital applied the remaining $1.8 million of its $3.0 million loan to the purchase of 2 million shares of Epoch's common stock at $0.90 per share pursuant to the warrant. Accrued interest on the note in the amount of $431,000 was paid in conjunction with the repayment.



        Bay City Capital, which manages BCC Fund I, is a merchant banking partnership that was formed by The Craves Group and The Pritzker Family business interests. The founding partner of The Craves Group, Fred Craves, Ph.D., is the Chairman of Epoch. Sanford S. Zweifach, Epoch's President and Chief Financial Officer, is also a Managing Director and Chief Financial Officer of Bay City Capital.



        Epoch recorded additional paid-in capital and deferred financing expense of approximately $1,333,000 in connection with the issuance of this warrant in 1998. This deferred financing expense was being amortized over the two year term of the note. Deferred financing expense recognized in 1998 was approximately $516,000. Deferred financing expense in 1999 was $818,000. All unamortized deferred financing expenses were expensed in November 1999 when the Note was converted to equity.




(10)    LEASES

        During 1999 we leased our facility in Redmond, Washington under a short term operating lease which expires in April 2000 but continues thereafter on a monthly basis with a four month notification of termination by the landlord or Epoch.



        In February of 2000, we entered into a 12 year non-cancelable operating lease for 25,000 square feet in Bothell, Washington, which we intend to occupy in November of 2000. Future minimum payments under non-cancelable operating leases, including the new lease in Bothell, are as follows:



                   YEAR ENDING DECEMBER 31,
                   ------------------------
                             2000                  $    327,578
                             2001                       584,056
                             2002                       604,501
                             2003                       625,655
                             2004                       647,553
                          Thereafter                  6,066,590
                                                   ------------
                                                   $  8,855,933
                                                   ============



        Rental expense is recognized on the straight-line basis over the term of the leases. Rent expense on operating leases was $283,000 in 1998 and $224,000 in 1999.




(11)    SUBSEQUENT EVENTS



        In February 2000, Epoch completed a private equity financing in which the Company issued 1,428,577 shares of common stock in return for $10 million.



        In February 2000, Epoch exercised the redemption provision on outstanding warrants at December 31, 1999, which were issued in a private placement in 1996 and a warrant exchange in 1997, representing 3,801,812 shares of common stock. As a result of the exercise of warrants, Epoch anticipates receiving $9.5 million in additional capital by March 31, the redemption date. As of March 14, 2000, $6.5 million of these funds had been received.



        In March 2000, Epoch applied for listing on The Nasdaq Stock Market(R). The Nasdaq Stock Market informed Epoch the application would take approximately six to eight weeks to process.

                                _________ SHARES





                           EPOCH PHARMACEUTICALS, INC.





                                  COMMON STOCK










                                   PROSPECTUS











                                   _____, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.       INDEMNIFICATION OF DIRECTORS AND OFFICERS


        Our by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers or controlling persons of Epoch pursuant to our certificate of incorporation, as amended, the by-laws and the Delaware General Corporation Law, we have been informed that, in the SEC's opinion, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



        Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:



        - for any breach of the director's duty of loyalty to the company or its stockholders,



        - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,



        - under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or



        - for any transaction from which the director derives an improper personal benefit.



        Our certificate of incorporation includes this kind of provision. As a result of this provision, our company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.


ITEM 25.       OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION


        The following sets forth the costs and expenses, all of which shall be borne by our company, in connection with the offering of the common stock pursuant to this registration statement:



               SEC registration                      $ 13,939
               Legal fees and expenses*                10,000
               Accounting fees and expenses*           10,000
               Miscellaneous                               --
                                                     --------
                       TOTAL                         $ 33,939
                                                     ========


--------
* Estimated.

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES

        The following is a summary of our transactions during the past three years preceding the date hereof involving sales of our securities that were not registered under the Securities Act:


        1. On November 1, 1999, we sold 2,080,000 shares of common stock under the terms of a Securities Purchase Agreement to accredited investors at a price of $2.50 per share. Under the Securities Purchase Agreement, the investors may demand, after sixty (60) days from the date of the agreement, that Epoch register the 2,080,000 shares under the Securities Act. The stock certificates representing the shares issued pursuant to this offering bear a standard Securities Act of 1933 legend, stopping transfer of the shares except as the transfer satisfies the requirements of Rule 144.



        2. On February 14, 2000, we sold 1,428,577 shares of common stock under the terms of a Securities Purchase Agreement to accredited investors at a price of $7.00 per share. Under the Securities Purchase Agreement, Epoch has undertaken to register the 1,428,577 shares under the Securities Act and to use its best efforts to cause the registration to become effective within ninety
(90) days of the effective date of the Securities Purchase Agreement. The stock certificates representing the shares issued pursuant to this offering bear a standard Securities Act of 1933 legend, stopping transfer of the shares except as the transfer satisfies the requirements of Rule 144.



        Exemption from the registration provisions of the Securities Act for the transactions described above is claimed under Section 4(2) of the Securities Act, among others, on the basis that the transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.

ITEM 27.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


                                  EXHIBIT LIST


EXHIBIT NO.      DESCRIPTION
-----------      -----------
   3.1           Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3 of Epoch's quarterly report on Form
                 10-QSB for the quarter ended June 30, 1998).

   3.2*          Bylaws of Epoch, as currently in effect.

   5.0           Opinion of Stradling Yocca Carlson & Rauth, a Professional
                 Corporation, Counsel to Epoch (incorporated by reference to the same numbered exhibit to Epoch's Registration Statement on Form
                 SB-2, No. 333-21353, filed February 7, 1997).

  10.1*          MicroProbe Corporation Incentive Stock Option, Nonqualified
                 Stock Option And Restricted Stock Purchase Plan--1991, as amended.

  10.2* Form of Indemnification Agreement entered into with officers and directors of Epoch.

  10.3           Letter Agreement between Epoch and Fred Craves, dated August 3,
                 1993 (incorporated by reference to Exhibit 10.12 of Epoch's
                 Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

  10.4           Form of Common Stock Warrant issued December 31, 1991
                 (incorporated by reference to Exhibit 10.22 of Epoch's
                 Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

  10.5           Second Amended and Restated Investment Agreement, dated April
                 28, 1992 among Epoch and the investors set forth in the agreement (incorporated by reference to Exhibit 10.25 of Epoch's Registration Statement on Form SB-2, Registration No.
                 33-66742, effective on September 29, 1993).

  10.6           Common Stock and Warrant Purchase Agreement, dated April 28,
                 1992 as amended June 30, 1992 and July 31, 1992 (with form of warrant) among Epoch and the investors set forth in the agreement (incorporated by reference to Exhibit 10.26 of Epoch's Registration Statement on Form SB-2, Registration No.
                 33-66742, effective on September 29, 1993).

  10.7           Form of Registration Agreement, dated February 12, 1993 among
                 Epoch and the investors set forth in the agreement
                 (incorporated by reference to Exhibit 10.30 of Epoch's
                 Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

  10.8           MicroProbe Corporation Incentive Stock Option, Nonqualified
                 Stock Option and Restricted Stock Purchase Plan--1993
                 (incorporated by reference to Exhibit 10.39 of Epoch's
                 Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

EXHIBIT NO.      DESCRIPTION
-----------      -----------
  10.9           MicroProbe Corporation Non-Employee Directors Stock Option Plan
                 (incorporated by reference to Exhibit 10.40 of Epoch's
                 Registration Statement on Form SB-2, Registration No. 33-66742,
                 effective on September 29, 1993).

  10.10*         Warrant Agreement between Epoch and American Stock Transfer &
                 Trust Company dated April 29, 1997, (incorporated by reference to Exhibit 10.10 of Epoch's Annual Report on 10-KSB for the year ended December 31, 1998).

  10.11 Purchase Agreement dated as of November 30, 1993, by and among Epoch, Animal Biotechnology Cambridge Limited, and Herbert
                 Stradler (without exhibits) (incorporated by reference to Exhibit 10.47 of Epoch's Registration Statement on Form SB-2,
                 Registration No. 33-76446, effective on July 7, 1994).

  10.11.1 Amendment dated April 1, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.1 of Epoch's Annual Report on Form
                 10-KSB for the year ended December 31, 1993).

  10.11.2 Amendment dated April 27, 1994 to Put Agreement (incorporated by reference to Epoch's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1994).

  10.11.3 Amendment dated May 26, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.3 of Epoch's Registration Statement on Form SB-2, Registration No. 33-76446, effective on July 7,
                 1994).

  10.11.4 Amendment dated June 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.4 of Epoch's Quarterly Report on
                 Form 10-QSB for the quarter ended June 30, 1994).

  10.11.5 Amendment dated July 27, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.5 of Epoch's Quarterly Report on
                 Form 10-QSB for the quarter ended June 30, 1994).

  10.11.6 Amendment dated August 15, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.6 of Epoch's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

  10.11.7 Amendment dated August 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.7 of Epoch's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

  10.11.8        Amendment dated September 14, 1994 to Put Agreement
                 (incorporated by reference to Exhibit 10.48.8 of Epoch's
                 Quarterly Report on Form 10-QSB for the quarter ended September
                 30, 1994).

  10.11.9        Exercise Notice dated September 27, 1994 to Put Agreement
                 (incorporated by reference to Exhibit 10.48.9 of Epoch's
                 Quarterly Report on Form 10-QSB for the quarter ended September
                 30, 1994).

  10.12          Put Agreement relating to Ribonetics GmbH dated as of December
                 1, 1993 between Epoch and David Blech, as amended December 3,
                 1993 and February 18, 1994 (incorporated by reference to
                 Exhibit 10.48 of Epoch's Annual Report on Form 10-KSB for the year ended December 31, 1993).

EXHIBIT NO.      DESCRIPTION
-----------      -----------
  10.13          Registration Rights Agreement dated October 12, 1994
                 (incorporated by reference to Exhibit 10.57 of Epoch's
                 Quarterly Report on Form 10-QSB for the quarter ended September
                 30, 1994).

  10.14 Consulting Agreement between Epoch and Sanford S. Zweifach, dated January 18, 1995 (incorporated by reference to Exhibit
                 10.59 of Epoch's Annual Report on Form 10-KSB for the year ended December 31, 1995).

  10.15 Asset Purchase Agreement between Epoch and Becton, Dickinson and Company, dated as of September 29, 1995 (incorporated by reference to the form of such Asset Purchase Agreement filed with Epoch's Definitive Proxy Materials for its Special Meeting of Stockholders held November 27, 1995).

  10.16          Consulting Agreement with David Blech dated March 29, 1996
                 (incorporated by reference to Exhibit 10.65 of Epoch's
                 Quarterly Report on Form 10-QSB for the quarter ended June 30,
                 1996).

  10.17          Form of Subscription Agreement with Private Placement Investors
                 (incorporated by reference to Exhibit 4.1 of Epoch's Quarterly
                 Report on Form 10-QSB for the quarter ended June 30, 1996).

  10.18          Warrant Agreement between Epoch and American Stock Transfer and
                 Trust Company dated June 21, 1996, with form of Warrant
                 (incorporated by reference to Exhibit 4.2 of Epoch's Quarterly
                 Report on Form 10-QSB for the quarter ended June 30, 1996).

  10.19 Bridge Financing Agreement dated as of February 25, 1998, with form of note and warrant, between Epoch and Bay City Capital, LLC (incorporated by reference to Exhibit 10.69 of Epoch's
                 Annual Report on Form 10-KSB for the year ended December 31,
                 1997).

  10.20*         Sublease between Epoch as tenant and Bion Diagnostic Sciences,
                 Inc. for premises located in Redmond, Washington, dated
                 September 25, 1998 (incorporated by reference to Exhibit 10.20 of Epoch's Annual Report on 10-KSB for the year ended December
                 31, 1998).

  10.21* License Agreement between Epoch and Perkin-Elmer Corporation dated January 11, 1999 (portions of this Exhibit are omitted and were filed separately with the Secretary of the SEC pursuant to Epoch's application requesting confidential treatment under Rule 406 of the Securities Act).

  10.21.1        First Amendment to the License and Supply Agreement between
                 Epoch and Perkin-Elmer Corporation dated January 11, 1999.
                 (Portions of this Exhibit are omitted and were filed separately with the Secretary of the SEC pursuant to Epoch's application requesting confidential treatment under Rule 406 of the Securities Act.) Incorporated by reference to exhibit 10.21.1 of Epoch's Registration Statement on Form SB-2, No. 333-88909, filed on October 13, 1999.

  10.22          Stock Purchase Agreement dated November 1, 1999 by and between
                 Epoch and the purchasers named in the agreement. (Incorporated by reference to Exhibit 10.22 of Epoch's Annual Report on Form
                 10-KSB for the year ended December 31, 1999.)

EXHIBIT NO.      DESCRIPTION
-----------      -----------
  10.23          Stock Purchase Agreement dated February 14, 2000 by and between
                 Epoch and the purchasers named in the agreement. (Incorporated by reference to Exhibit 10.23 of Epoch's Annual Report on Form
                 10-KSB for the year ended December 31, 1999.)

  10.24          Employment Agreement dated September 8, 1999 by and between
                 Epoch and William G. Gerber, M.D.

  23.2           Consent of Stradling Yocca Carlson & Rauth, a Professional
                 Corporation (included in the opinion filed as Exhibit 5.0).

  23.1           Consent of KPMG LLP.

  25.0           Power of Attorney (included on the signature page).

  27.0           Financial Data Schedules (incorporated by reference to Exhibit
                 27 of Epoch's Annual Report on Form 10-KSB for the year ended
                 December 31, 1999).



-----------------
 * Incorporated by reference to the same numbered exhibit of Epoch's registration statement on Form SB-2, No. 33-66742, effective on September 29, 1993.



(b)     Reports on Form 8-K:



               None

ITEM 28.       UNDERTAKINGS


(a)     The undersigned registrant hereby undertakes:


               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                   (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

                   (ii) Reflect in the prospectus any facts or event, which, individually or together, represent a fundamental change in the information in the registration statement.

                   (iii) Include any additional or changed information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


        (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC, indemnification of this nature is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by Epoch is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such the issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 1st day of May 2000.




                                      EPOCH PHARMACEUTICALS, INC.




                                      By:  /s/ Sanford S. Zweifach
                                          --------------------------------------
                                           Sanford S. Zweifach
                                           President and Chief Financial Officer



                                POWER OF ATTORNEY



        We, the undersigned directors and officers of Epoch Pharmaceuticals, Inc. do hereby constitute and appoint Fred Craves and Sanford S. Zweifach, or either of them, as our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the SEC in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.



        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                              Title                           Date
            ---------                              -----                           ----
   /s/ Fred Craves                  Chairman of the Board of Directors          May 1, 2000
-----------------------------       (Principal Executive Officer)
  Fred Craves, Ph.D.



   /s/ William G. Gerber            Chief Executive Officer                     May 1, 2000
-----------------------------
  William G. Gerber, M.D.



    /s/ Sanford S. Zweifach         President and Chief Financial               May 1, 2000
-----------------------------       Officer (Chief Accounting Officer)
  Sanford S. Zweifach



    /s/ Richard Dunning             Director                                    May 1, 2000
-----------------------------
  Richard Dunning



   /s/ Herbert L. Heyneker          Director                                    May 1, 2000
-----------------------------
  Herbert L. Heyneker



    /s/ Kenneth L. Melmon           Director                                    May 1, 2000
-----------------------------
  Kenneth L. Melmon, M.D.



    /s/ Riccardo Pigliucci          Director                                    May 1, 2000
-----------------------------
  Riccardo Pigliucci



                                  EXHIBIT LIST


EXHIBIT NO.      DESCRIPTION
-----------      -----------
   3.1           Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3 of Epoch's quarterly report on Form
                 10-QSB for the quarter ended June 30, 1998).

   3.2*          Bylaws of Epoch, as currently in effect.

   5.0           Opinion of Stradling Yocca Carlson & Rauth, a Professional
                 Corporation, Counsel to Epoch (incorporated by reference to the same numbered exhibit to Epoch's Registration Statement on Form
                 SB-2, No. 333-21353, filed February 7, 1997).

  10.1*          MicroProbe Corporation Incentive Stock Option, Nonqualified
                 Stock Option And Restricted Stock Purchase Plan--1991, as amended.

  10.2* Form of Indemnification Agreement entered into with officers and directors of Epoch.

  10.3           Letter Agreement between Epoch and Fred Craves, dated August 3,
                 1993 (incorporated by reference to Exhibit 10.12 of Epoch's
                 Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

  10.4           Form of Common Stock Warrant issued December 31, 1991
                 (incorporated by reference to Exhibit 10.22 of Epoch's
                 Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

  10.5           Second Amended and Restated Investment Agreement, dated April
                 28, 1992 among Epoch and the investors set forth in the agreement (incorporated by reference to Exhibit 10.25 of Epoch's Registration Statement on Form SB-2, Registration No.
                 33-66742, effective on September 29, 1993).

  10.6           Common Stock and Warrant Purchase Agreement, dated April 28,
                 1992 as amended June 30, 1992 and July 31, 1992 (with form of warrant) among Epoch and the investors set forth in the agreement (incorporated by reference to Exhibit 10.26 of Epoch's Registration Statement on Form SB-2, Registration No.
                 33-66742, effective on September 29, 1993).

  10.7           Form of Registration Agreement, dated February 12, 1993 among
                 Epoch and the investors set forth in the agreement
                 (incorporated by reference to Exhibit 10.30 of Epoch's
                 Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

  10.8           MicroProbe Corporation Incentive Stock Option, Nonqualified
                 Stock Option and Restricted Stock Purchase Plan--1993
                 (incorporated by reference to Exhibit 10.39 of Epoch's
                 Registration Statement on Form SB-2, Registration No. 33-66742, effective on September 29, 1993).

EXHIBIT NO.      DESCRIPTION
-----------      -----------
  10.9           MicroProbe Corporation Non-Employee Directors Stock Option Plan
                 (incorporated by reference to Exhibit 10.40 of Epoch's
                 Registration Statement on Form SB-2, Registration No. 33-66742,
                 effective on September 29, 1993).

  10.10*         Warrant Agreement between Epoch and American Stock Transfer &
                 Trust Company dated April 29, 1997, (incorporated by reference to Exhibit 10.10 of Epoch's Annual Report on 10-KSB for the year ended December 31, 1998).

  10.11 Purchase Agreement dated as of November 30, 1993, by and among Epoch, Animal Biotechnology Cambridge Limited, and Herbert
                 Stradler (without exhibits) (incorporated by reference to Exhibit 10.47 of Epoch's Registration Statement on Form SB-2,
                 Registration No. 33-76446, effective on July 7, 1994).

  10.11.1 Amendment dated April 1, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.1 of Epoch's Annual Report on Form
                 10-KSB for the year ended December 31, 1993).

  10.11.2 Amendment dated April 27, 1994 to Put Agreement (incorporated by reference to Epoch's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1994).

  10.11.3 Amendment dated May 26, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.3 of Epoch's Registration Statement on Form SB-2, Registration No. 33-76446, effective on July 7,
                 1994).

  10.11.4 Amendment dated June 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.4 of Epoch's Quarterly Report on
                 Form 10-QSB for the quarter ended June 30, 1994).

  10.11.5 Amendment dated July 27, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.5 of Epoch's Quarterly Report on
                 Form 10-QSB for the quarter ended June 30, 1994).

  10.11.6 Amendment dated August 15, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.6 of Epoch's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

  10.11.7 Amendment dated August 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.7 of Epoch's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

  10.11.8        Amendment dated September 14, 1994 to Put Agreement
                 (incorporated by reference to Exhibit 10.48.8 of Epoch's
                 Quarterly Report on Form 10-QSB for the quarter ended September
                 30, 1994).

  10.11.9        Exercise Notice dated September 27, 1994 to Put Agreement
                 (incorporated by reference to Exhibit 10.48.9 of Epoch's
                 Quarterly Report on Form 10-QSB for the quarter ended September
                 30, 1994).

  10.12          Put Agreement relating to Ribonetics GmbH dated as of December
                 1, 1993 between Epoch and David Blech, as amended December 3,
                 1993 and February 18, 1994 (incorporated by reference to
                 Exhibit 10.48 of Epoch's Annual Report on Form 10-KSB for the year ended December 31, 1993).

EXHIBIT NO.      DESCRIPTION
-----------      -----------
  10.13          Registration Rights Agreement dated October 12, 1994
                 (incorporated by reference to Exhibit 10.57 of Epoch's
                 Quarterly Report on Form 10-QSB for the quarter ended September
                 30, 1994).

  10.14 Consulting Agreement between Epoch and Sanford S. Zweifach, dated January 18, 1995 (incorporated by reference to Exhibit
                 10.59 of Epoch's Annual Report on Form 10-KSB for the year ended December 31, 1995).

  10.15 Asset Purchase Agreement between Epoch and Becton, Dickinson and Company, dated as of September 29, 1995 (incorporated by reference to the form of such Asset Purchase Agreement filed with Epoch's Definitive Proxy Materials for its Special Meeting of Stockholders held November 27, 1995).

  10.16          Consulting Agreement with David Blech dated March 29, 1996
                 (incorporated by reference to Exhibit 10.65 of Epoch's
                 Quarterly Report on Form 10-QSB for the quarter ended June 30,
                 1996).

  10.17          Form of Subscription Agreement with Private Placement Investors
                 (incorporated by reference to Exhibit 4.1 of Epoch's Quarterly
                 Report on Form 10-QSB for the quarter ended June 30, 1996).

  10.18          Warrant Agreement between Epoch and American Stock Transfer and
                 Trust Company dated June 21, 1996, with form of Warrant
                 (incorporated by reference to Exhibit 4.2 of Epoch's Quarterly
                 Report on Form 10-QSB for the quarter ended June 30, 1996).

  10.19 Bridge Financing Agreement dated as of February 25, 1998, with form of note and warrant, between Epoch and Bay City Capital, LLC (incorporated by reference to Exhibit 10.69 of Epoch's
                 Annual Report on Form 10-KSB for the year ended December 31,
                 1997).

  10.20*         Sublease between Epoch as tenant and Bion Diagnostic Sciences,
                 Inc. for premises located in Redmond, Washington, dated
                 September 25, 1998 (incorporated by reference to Exhibit 10.20 of Epoch's Annual Report on 10-KSB for the year ended December
                 31, 1998).

  10.21* License Agreement between Epoch and Perkin-Elmer Corporation dated January 11, 1999 (portions of this Exhibit are omitted and were filed separately with the Secretary of the SEC pursuant to Epoch's application requesting confidential treatment under Rule 406 of the Securities Act).

  10.21.1        First Amendment to the License and Supply Agreement between
                 Epoch and Perkin-Elmer Corporation dated January 11, 1999.
                 (Portions of this Exhibit are omitted and were filed separately with the Secretary of the SEC pursuant to Epoch's application requesting confidential treatment under Rule 406 of the Securities Act.) Incorporated by reference to exhibit 10.21.1 of Epoch's Registration Statement on Form SB-2, No. 333-88909, filed on October 13, 1999.

  10.22          Stock Purchase Agreement dated November 1, 1999 by and between
                 Epoch and the purchasers named in the agreement. (Incorporated by reference to Exhibit 10.22 of Epoch's Annual Report on Form
                 10-KSB for the year ended December 31, 1999.)

EXHIBIT NO.      DESCRIPTION
-----------      -----------
  10.23          Stock Purchase Agreement dated February 14, 2000 by and between
                 Epoch and the purchasers named in the agreement. (Incorporated by reference to Exhibit 10.23 of Epoch's Annual Report on Form
                 10-KSB for the year ended December 31, 1999.)

  10.24          Employment Agreement dated September 8, 1999 by and between
                 Epoch and William G. Gerber, M.D.

  23.2           Consent of Stradling Yocca Carlson & Rauth, a Professional
                 Corporation (included in the opinion filed as Exhibit 5.0).

  23.1           Consent of KPMG LLP.

  25.0           Power of Attorney (included on the signature page).

  27.0           Financial Data Schedules (incorporated by reference to Exhibit
                 27 of Epoch's Annual Report on Form 10-KSB for the year ended
                 December 31, 1999).



-----------------
 * Incorporated by reference to the same numbered exhibit of Epoch's registration statement on Form SB-2, No. 33-66742, effective on September 29, 1993.



(b)     Reports on Form 8-K:



               None

                                                                    EXHIBIT 23.1



                               CONSENT OF KPMG LLP


The Board of Directors
Epoch Pharmaceuticals, Inc.:

We consent to the use of our report included and incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.



KPMG LLP



Seattle, Washington
April 28, 2000